UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

AMENDMENT # 3

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

SHARING SERVICES, INC.

(Exact name of registrant as specified in its charter)

Nevada	30-0869786
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1700 Coit Road, Suite 100, Plano, Texas	75075
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 304-9400

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
OTC Markets QB

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0001 par value per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]	Emerging growth company [X]
Non-accelerated filer [ ]	Smaller reporting company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section13(a) of the Exchange Act. [  ]

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In this registration statement, references to “the Company,” “Sharing Services,” “our company,” “we,” “our,” “ours” and “us” refer to Sharing Services, Inc. and its consolidated subsidiaries unless otherwise indicated or the context otherwise requires.

cautionary notice regarding forward-looking statements

Statements in this registration statement which are not purely historical facts, or which depend upon future events may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements since such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:

●	The success of our growth initiatives, including our efforts to attract consumers;

●	Anticipating and effectively responding to changes in consumer preferences and buying trends in a timely manner;

●	The timing and acceptance of new products we introduce;

●	Our ability to efficiently manage and control our operating costs;

●	If we continue to incur losses from operations and are unable to generate sufficient cash from operations to fund our working capital needs, including servicing our debt;

●	Our dependence on and ability to obtain additional financing to implement our business strategies;

●	Changes in interest rates increasing the cost of servicing our debt and obtaining additional debt;

●	Our ability to attract and retain key personalities to promote our products;

●	The inability of a key personality to successfully perform his/her role to promote our products;

●	The existence of negative publicity surrounding a key personality engaged in promoting our products;

●	Our dependence on three suppliers for substantially all the products we sell and the possibility of material interruptions in the supply of products by those suppliers or increases in the prices of the products we purchase from those suppliers;

●	The highly competitive and dynamic nature of the direct selling industry;

●	Our compliance with current laws and regulations or becoming subject to new or more stringent laws and regulations in the future;

●	Products sold by us being found to be defective in labeling or content;

●	Our success in identifying acquisition candidates, completing desirable acquisitions and integrating acquired businesses;

●	The success of our initiatives to expand into new geographies, including international areas;

●	The challenges of conducting business outside the United States, including foreign currency risks associated with operating in international areas;

●	The success of our efforts to register our trademarks and protecting our intellectual property rights;

●	The risk that our products may infringe on the intellectual property rights of others; and

●	Our success in developing our information technology systems and our financial controls.

The events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. As a result, our actual results may differ materially from the results contemplated by these forward-looking statements. We assume no obligation to publicly update or revise any forward-looking statements.

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ITEM 1. BUSINESS.

Introduction

Sharing Services, Inc. (“SHRV” or “the Company”) is a diversified company specializing in the direct selling industry. The Company owns, operates, or controls an interest in a variety of companies that either sell products and services to the consumer directly through independent representatives, that range from health and wellness, energy, technology, insurance services, training, media and travel benefits. Our website is https://www.shrvinc.com. We believe our management team and affiliated companies and consultants are industry leaders with extensive experience in all the areas of the direct selling or network marketing industry as well as familiarity with our product offerings.

The Company was originally formed to develop and market a taxi-ride sharing website and application (“web app”). Beginning in February 2017, the Company expanded its business model to also offer a wide range of travel and technology management products and services that are currently being offered through direct channels.

In addition, in December 2017, the Company launched a wholly-owned subsidiary operating under the trade name “Elepreneurs.” Elepreneurs’ meaning is derived from Elevated Entrepreneur. This subsidiary is structured as a sales and marketing company that currently has approximately 20,000 independent representatives, primarily in the United States, and it markets all the Company’s products and services. One of the leading product lines of Elepreneurs is called “Elevate.” The Elevate product line consists of Nutraceutical products that the Company terms “D.O.S.E.” (Dopamine, Oxytocin, Serotonin and Endorphins) and was developed and is owned by another of the Company’s wholly-owned subsidiaries, “Elevacity Global.” This product line has accelerated the Company’s growth over the last two quarters enabling the Company to expand its operations and expand into the direct selling industry at a rapid pace.

The Company uses a direct-selling model with a subscription-based portal and, as part of its growth strategy, has completed several acquisitions and purchases of equity interest in businesses it believes have a leading position in the direct selling industry, technology management sectors and services directly relating to this industry. Subject to approval by its Board of Directors (the “Board”), the Company intends to continue to grow its business both organically and by making strategic acquisitions of and purchases of equity interests, from time to time, in businesses and technologies that augment its product portfolio, complement its business competencies and fit its growth strategy to meet or exceed its objectives and create shareholder value.

The Company was incorporated in the State of Nevada in April 2015 and has a fiscal year ending April 30.

Our Acquisition and Growth Strategy

We believe there are significant opportunities to increase our sales volume and profitability through the further implementation of our growth strategy, including through strategic acquisitions.

During the period from May 5, 2017 to April 30, 2018, we completed several acquisitions and purchases of equity interests in business we believe have a leading position in the direct selling industry, technology management sectors and services directly relating to this industry. See Significant Recent Acquisitions – Total Travel Media below for additional information about the Company’s use of May 5, 2017 as its inception date.

Significant Recent Acquisitions

Total Travel Media

On May 23, 2017, the Company entered into a Share Exchange Agreement with Total Travel Media, Inc. a Nevada corporation (“Total Travel Media” or “TTM”). Pursuant to the terms of the Agreement, the Company acquired all the outstanding shares of capital stock of TTM in exchange for (i) 10,000,000 shares of the Company’s Common Stock Class B, par value $0.0001 per share and (ii) 10,000,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”). Total Travel Media, Inc. was incorporated on May 5, 2017. On May 5, 2017, Sharing Services and Total Travel Media became entities under common control.

For financial accounting purposes, the acquisition of Total Travel Media was treated as a reverse acquisition in accordance with accounting principles generally accepted in the United States. Accordingly, Total Travel Media became the accounting acquirer and Sharing Services became the acquired company. The consummation of this acquisition resulted in a change of control of Sharing Services. Accordingly, the historical financial statements prior to the acquisition are those of the accounting acquirer, Total Travel Media, and have been prepared to give retroactive effect to the acquisition. Thus, the Company’s consolidated financial statements after the acquisition date include the combined balance sheets of Sharing Services and Total Travel Media, at historical cost, the historical results of operations and cash flows of Total Travel Media from its inception (May 5, 2017) and the results of operations and cash flows of Sharing Services from the acquisition date and, accordingly, goodwill was not recognized as a result of this transaction. All share and per share information in the accompanying consolidated financial statements and notes to consolidated financial statements have been retroactively restated to reflect the recapitalization. In its consolidated financial statements, the Company refers to May 5, 2017 as the inception date of the consolidated group.

TTM is a leading travel and technology management product and services provider. TTM produces videos and interactive tools for hotels, resorts and other travel-related locations that will show the consumer the benefits of such. In addition, it is designed to attract visitors and consumers through social media to those specific locations and has uses for personal social media exposure for celebrities and high-profile individuals.

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Four Oceans

On September 29, 2017, the Company entered into a Share Exchange Agreement with Four Oceans Holdings, Inc., a Nevada corporation (“Four Oceans”). Pursuant to the terms of the Agreement, the Company acquired all the outstanding shares of capital stock of Four Oceans in exchange for the issuance of 75,000,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”). Following the closing, Four Oceans became a wholly-owned subsidiary of the Company.

Prior to the Company’s acquisition of Four Oceans, it was controlled by Alchemist Holdings, LLC, a company controlled by the Chairman of our Board of Directors. Alchemist Holdings received 50,000,000 shares of our Series A Preferred Stock; Bear Bull Market Dividends, Inc., a Company that is a significant shareholder of Sharing Services, received 20,000,000 shares; and Research and Referral BZ, a shareholder of the Company, received 5,000,000 shares. Since these transactions are between entities under common control, the Company treated the acquisition under the pooling-of-interests method and has consolidated financial results since the initial date in which the above companies were under common control. In accordance with accounting principles generally accepted in the United States (“GAAP”), assets and liabilities were combined on their carrying values and no recognition of goodwill was made. The Company’s calculation of earnings per share is based on the new parent-company shares issued to the shareholders of the Company.

Four Oceans owns and operates an online travel platform. We believe its online search engine tool, “Four Oceans Explorer,” provides Elepreneurs-based users the best guaranteed rates, on over 400,000 hotels, cruises, rental cars, extended stays and time-share properties from around the world. It also provides Lifestyle and Marketplace rewards that can allow discounts on many retail products and services.

212 Technologies

On May 21, 2017, the Company entered into a Stakeholder and Investment Agreement pursuant to which it acquired a 24% interest in 212 Technologies, LLC (“212 Tech”), a Montana limited liability company, in exchange for 5,628,750 shares of its Series A Convertible Preferred Stock with a deemed value of $0.25 per share, or $1,407,188, and $100,000 in cash. 212 Tech is a developer of end-to-end online marketing and direct sales software systems. In connection therewith, the Company received a non-exclusive, non-royalty bearing, perpetual, worldwide license of certain the intellectual property rights of 212 Tech, as further discussed below.

212 Tech developed and owns an end-to-end online marketing and direct sales software system that is currently used by approximately 20 million users. Certain components of this software leverage state-of-the-art technology that includes customer-facing websites, “back office” management tools, a unique database schema, client and server scripting technology, intuitive mobile applications, and a proprietary AI Module (“automated intelligence”) that monitors data and activity and interacts seamlessly with other system elements. Concurrent with its investment in 212 Tech, the Company acquired a non-exclusive, non-royalty bearing, worldwide license to market and distribute these online marketing and direct sales software systems and, accordingly, the Company currently markets and licenses these software systems.

Under the terms of the Stakeholder and Investment Agreement, the Company has the option to acquire an additional 24% interest in 212 Tech at a future date in exchange for an additional 10,000,000 shares of the Company’s Series A Convertible Preferred Stock, when both of the following conditions have been met: (i) one year has passed from the Closing Date; and (ii) the closing price of the Company’s common stock equals or exceeds $10.00 per share, as reported by the OTC stock market.

561 LLC

On October 4, 2017, the Company entered into a Share Exchange Agreement pursuant to which it acquired a 25% interest in 561 LLC in exchange for 2,500,000 shares of its Series A Convertible Preferred Stock with a deemed value of $0.25 per share, or $625,000, issued in four equal instalments over time. Under the terms of the Share Exchange Agreement, in May 2018, the Company increased its cumulative equity interest in 561 LLC to 40% in exchange for 2,500,000 shares of its Series A Convertible Preferred Stock. As of October 29, 2018, the Company had issued 5,000,000 shares of its Series A Convertible Preferred Stock (with a deemed value of $1,250,000) in connection with its acquisition of 561 LLC.

Under the terms of the Share Exchange Agreement, the sellers shall be entitled to an additional 2,500,000 shares of the Company’s Series A Convertible Preferred Stock when both of the following conditions have been met: (a) one year has passed from the Closing Date and (b) the closing bid price of the Company’s common stock equals or exceeds $5.00 per share, as reported by the OTC stock market.

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America Approved Commercial

On October 4, 2017, the Company entered into a Share Exchange Agreement pursuant to which it acquired a 25% interest in America Approved Commercial LLC (“AAC”) in exchange for 2,500,000 shares of our Series A Convertible Preferred Stock with a deemed value of $0.25 per share, or $625,000. Under the terms of the Share Exchange Agreement, in May 2018, the Company increased its cumulative equity interest in AAC to 40% in exchange for 2,500,000 shares of its Series A Convertible Preferred Stock. As of October 29, 2018, the Company had issued 5,000,000 shares of its Series A Convertible Preferred Stock (with a deemed value of $1,250,000) in connection with its acquisition of AAC.

Under the terms of the Share Exchange Agreement, the sellers shall be entitled to an additional 2,500,000 shares of the Company’s Series A Convertible Preferred Stock when both of the following conditions have been met: (a) one year has passed from the Closing Date and (b) the closing bid price of the Company’s common stock equals or exceeds $5.00 per share, as reported by the OTC stock market.

Medical Smart Care

On October 4, 2017, the Company entered into a Share Exchange Agreement pursuant to which it acquired a 40% interest in Medical Smart Care LLC (“Smart Care”) in exchange for 1,000,000 shares of its Series A Preferred Stock with a deemed value of $0.25 pure share, or $250,000, in four equal installments over time. As of October 29, 2018, the Company had issued 1,000,000 shares of its Series A Convertible Preferred Stock (with a deemed value of $250,000) in connection with the acquisition of Smart Care.

LEH Insurance Group

On October 4, 2017, the Company entered into a Share Exchange Agreement pursuant to which it acquired a 40% interest in LEH Insurance Group LLC (“LEHIG”) in exchange for 500,000 shares of its Series A Preferred Stock with a deemed value of $0.25 per share, or $125,000. Under the terms of the Share Exchange Agreement, the sellers shall be entitled to an additional 500,000 shares of the Company’s Series A Preferred Stock when the following condition has been met: prior to December 31, 2018, LEHIG has booked contracts representing insurance premiums of no less than $500,000. In October 2018, upon LEHIG meeting this condition, the Company issued additional 500,000 shares of its Series A Preferred Stock to the sellers. As of October 26, 2018, the Company had issued 1,000,000 shares of its Series A Convertible Preferred Stock (with a deemed value of $250,000) in connection with the acquisition of LEHIG.

In addition, under the terms of the Share Exchange Agreement, the sellers shall be entitled to an additional 500,000 shares of the Company’s Series A Preferred Stock when the following condition has been met: prior to December 31, 2018, LEHIG has booked contracts representing insurance premiums of no less than $1,000,000.

Legacy Direct

On May 15, 2018, Legacy Direct Global, LLC (“Legacy Direct Global”), a Texas limited liability company and a wholly-owned subsidiary of Sharing Services, Sharing Services, and Legacy Direct, LLC (the “Seller”) entered into an agreement pursuant to which Legacy Direct Global acquired certain assets and operational businesses and assumed certain liabilities of the Seller (the “Agreement”). In connection with the Agreement, Sharing Services has agreed to issue 100,000 restricted shares of its common stock and 900,000 stock warrants. The stock warrants enable the holders to acquire up to 900,000 restricted shares of Sharing Services’ common stock, subject to the achievement by the acquired business of certain specified performance targets over a period of up to three years. The stock warrants have an exercise price per share equal to 50% of the average 10-day trading price of Sharing Services’ common stock. In June 2018, Legacy Direct Global completed the acquisition. The acquisition involved the purchase of assets with a preliminary value of approximately $83,500.

Key Industry and Business Trends

We believe the following key industry and business trends and characteristics will influence our growth and our financial results in a positive way going forward:

●	From 2011 to 2016, the number of people involved in direct selling in the United States grew by 31.4%, outpacing U.S. retail sales growth according to “Direct Selling in 2016: An Overview” and “Direct Selling Fact Sheet” published by the Direct Selling Association (DSA) in 2016. By comparison, over the same period, total retail sales in the U.S. grew from $2.10 trillion to $4.86 trillion, up just 18.4%, according to the US Census Bureau;

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●	Interest in direct selling has been on an upward trend in recent years. In 2011, 15.6 million people in the U.S. were involved in direct selling and, by 2016, that number increased to 20.5 million, up over 31%;

●	Classified by major product category, the most lucrative sectors of the direct selling industry include Wellness products and Value-added Services. Wellness products alone, such as those marketed through the “Elevacity” brand, accounted for more than $12 billion in sales in 2016;

●	People involved in direct selling have a higher than average percentage of annual incomes over $50,000, at 58%. They also have a higher level of average education, with 52% of direct sellers being college graduates compared to 28% of all Americans; and

●	Independent contractors prioritize being one’s own boss, flexibility in schedule and having a better work life balance, according to Bloomberg. With these factors in mind, more than three-quarters of independent contractor’s report being highly satisfied with their work.

Business Segments, Geographic Area Information and Seasonality

The information in Note 15 of the Notes to Consolidated Financial Statements in Item 8 — “Financial Statements and Supplementary Data” contained in our Annual Report on Form 10-K for the period from May 5, 2017 to April 30, 2018 is incorporated herein by reference.

The Company’s travel services business is subject to seasonality inherent to the travel and tourism industries in the United States and Canada. The travel and tourism industries experience greater passenger activity in the period from March to September than during the rest of the year. These industries also may be adversely affected by acts of terrorism and natural disasters from time to time.

We believe sales of our health and wellness, energy, technology, insurance services, training and media products are not seasonal in nature.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and will help drive our future growth: Three key differentiators separate the Company from its competitors in the direct sales and traditional consumer spaces. One is our proprietary Elevacity Global product line nutraceuticals D.O.S.E. component, which is sourced through exclusive strategic partnerships. The second is our technology-driven marketing initiatives, which emphasize the nutritional value or health benefits of our health and wellness product offerings. Third is our ability to offer industry exclusive brands.

Recently Launched Brands

Our goal has been to empower the health-conscious global community with emphasis on Health, Wealth and Happiness. To achieve this objective, we launched our Elevacity product line, marketed and exclusively distributed through our subsidiary Elepreneurs, in December 2017. During the five-month period ended April 30, 2018, we had net sales of $8.4 million and, during the three months ended July 31, 2018, we had net sales of $12.9 million. We believe this product line will revolutionize how people take care of their health by facilitating the convergence of the Company’s nutraceuticals, advanced technologies and most complete entrepreneurial opportunity in the market place.

Key Products and Services

Sharing Services’ mission is to produce and deliver products and services that improve Health, Wealth and Happiness by creating products and services from within the Company’s management team, through strategic partnerships and an independent sales force with the direct selling model. We take pride in our commitment to offering the finest products and services throughout the industry, including, but not limited to:

Elevate Smart Coffee - A great tasting micro-ground, functional coffee that contains a proprietary blend of Nootropic ingredients designed to assist with mental clarity, memory and energy.

Elevate KetoCre - A delicious non-dairy Ketogenic creamer designed to support a healthy “Keto” diet.

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Elevate Choclevate - A delicious Nootropic Hot Chocolate designed to assist in the elevation of mood, mental focus and energy

Elevate Xanthomax - An encapsulated dietary supplement designed to deliver xanthohumol, a powerful antioxidant that assists in elevating mood.

Elevate Pure 2.0 – A unique, patent pending, Zeolite dietary supplement designed to assist in the removal of toxins and heavy metals from the body.

Elevate Vitamin Patch – All natural, time released topical patch delivery system that releases supplements through the skin unlike pills, powders and liquids.

Elier Mud Mask - An organic anti-aging mask designed to infuse the skin with vital nutrients to help purify the skin while assisting in the reversal of age-related wrinkles and blemishes.

Timeless - An all-natural skin-tightening product designed for both men and women that results in immediate firming effects while promoting elasticity over time.

Elier Serum - Anti-aging skin care designed to deeply nourish and regenerate at the cellular level resulting in a more youthful look.

Distribution

Our main distribution center is operated by a third-party logistics provider located in Addison, Texas. We also operate a smaller fulfillment center in our corporate headquarters, which capitalizes and improves our product distribution and delivery with cost savings and efficiencies for our distributors and customers. We purchase our products from independent formulators and manufacturers. We service individual product orders and ship to individual customers and distributors throughout the United States and Canada and intend to offer our products to customers in other geographies.

Distributors and their customers pay for products prior to shipment, resulting in minimal amounts of accounts receivables. Distributors and customers are provided a web-based platform to place customer service orders online with the Company and are supported by phone or live chat through our in-house call center.

Competition

The market for our products and services designed to enhance physical and mental performance is large and growing, and intensely competitive. Our primary competitors include other network marketing companies that manufacture and market herbal remedies, nutritional products and personal care products. We also compete with large traditional retail businesses that offer products in similar categories. To attract positive industry attention and hold sustainable market advantage, we emphasize differentiators such as our company culture, our exclusive access to unique ingredients, the quality and efficacy of our products and the reliability and convenience of our distribution system. We emphasize products and services that improve health, wealth and happiness of our distributors and customers rather than one specific product or service that most companies focus on. We take pride in our commitment to offering our distributors and our customers the very best tools and support in the industry.

Herbal remedies, personal care, and nutritional products can be purchased in a wide variety of channels of distribution. While we believe that consumers appreciate the convenience of ordering products from home through a sales person they know and trust or through a catalog, the buying habits of many consumers indicate they may not wish to change their preference for purchasing products through traditional retail channels. We address this challenge directly in our marketing approach.

We also compete for Elepreneurs (independent distributors) with other direct selling organizations, many of which have a longer operating history, higher visibility, name recognition, and financial resources. Some of the dominant network marketing companies in our existing markets are Amway Corporation, Herbalife and NuSkin Enterprises, to name a few. We also compete with many smaller network marketing companies that also offer personal care products, health and nutrition products. We compete for new Elepreneurs on the strength of our product line, leadership training, compensation plan, marketing focus, corporate values and management leadership strengths.

Product Guarantees

Our 30-day, 100% customer satisfaction policy applies to all our products, sometimes subject to a restocking fee. This policy improves our customer and Elepreneurs satisfaction and brings us in line with Direct Selling Association recommendations.

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Sales and Marketing

We rely on a network marketing system for the distribution of our products through our independent representatives (which we refer to as Elepreneur Affiliates or Elepreneurs) and customer referrals. Our revenue depends directly upon the sales efforts of our Elepreneurs. We distribute our products exclusively through independent representatives who have contracted directly with the Company. Elepreneurs are entitled to purchase products from us for personal use or for resale, depending on their market, and the sales by our Elepreneurs have the potential to earn commissions. Individuals who join as Elepreneurs may enroll and sponsor other Elepreneurs and may further earn commissions from the resale of products. Our compensation plan provides multiple ways to earn income for our Elepreneurs.

We offer our products online and each Elepreneur position that is purchased includes a virtual online website. Known as a replicated website and “Backoffice,” this is where Elepreneurs can manage, monitor, and operate their businesses 24 hours a day from any location with internet access. This site is password protected, exclusive to Elepreneurs and provides access to Company news, order information, commission information, product tracking, product information, and a library of Company documents geared to help them with their business, such as frequently asked questions and various forms and reference materials. We also offer additional for-purchase tools like marketing material and educational tools to help enhance their business experience.

In addition, we offer a replicated website model to our Elepreneurs allowing them to obtain an immediate online presence and personal URL for their business, which they can use as a place to direct potential new Elepreneurs to learn about the Company and sign up as Elepreneurs. Features on this website include Company information, video and flash presentations, prospect management and follow-up, online registration of new Elepreneurs, online product ordering, online customer service and a “contact me” function that allows anyone visiting the website to contact an Elepreneur directly via email.

Enrollment and Sponsorship

Any person may join the Company as an Elepreneur to purchase products for personal use or to build a sales organization. Elepreneurs are independent contractors and are thus prohibited from representing themselves as our agents or as employees of the Company. Enrollment and sponsorship activities are encouraged, but not required of our Elepreneurs. Successful Elepreneurs will both enroll and sponsor new Elepreneurs. The sponsoring of new Elepreneurs creates multiple levels in a network marketing structure. Individuals that an Elepreneurs sponsors are referred to as “downline,” or “sponsored” Elepreneurs. If downline Elepreneurs also sponsor new Elepreneurs, they create additional levels in the structure, but their downline Elepreneurs remain in the same downline network as their original sponsoring Elepreneurs.

Elepreneurs assist their downline Elepreneurs to successfully sponsor new Elepreneurs. While we provide product and Company brochures, magazines, websites, videos and other sales and marketing materials, our greatest success and retention comes from Elepreneurs who are accountable and responsible for educating and training new Elepreneurs with respect to our products and how to build and maintain a successful business.

Generally, Elepreneurs who are new to network marketing invite friends, family and acquaintances to attend conference calls, review websites and marketing materials, or attend personal or company-sponsored meetings. Elepreneurs with a history in direct sales are quick to invite their contacts within the industry to experience the difference that our Company brings to the network marketing profession. Some people are attracted to become Elepreneurs after experiencing our products and desiring to enjoy the wholesale pricing that Elepreneurs receive.

Turnover is a typical aspect of the direct selling or network marketing industry. Our Elepreneurs understand that to prevent a possible decline in their organization and sales volume, the enrollment, sponsoring and training of new Elepreneurs is necessary to increase the overall Elepreneurs force and motivate new and existing Elepreneurs. We may experience seasonal decreases in Elepreneurs sponsoring and product sales because of holidays and customary vacation periods. We cannot predict the timing or degree of these enrollment fluctuations because of the number of factors that affect the sponsoring of new Elepreneurs. We cannot assure that the number, growth or productivity of our Elepreneurs will be sustained at current levels or increase in the future.

Regular conference calls, the materials available online, training events, corporate events and Elepreneurs Support offerings help to provide a duplicable business model that help new Elepreneurs successfully begin their independent contractor business.

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Elepreneurs Contract

A potential Elepreneur must enter into a standard Elepreneurs Agreement which governs the relationship between the Company and the Elepreneurs in accord with our policies and procedures. Elepreneurs, may purchase a non-commissionable kit which includes all the business building websites, web back office and online tools. No product purchases are required to become an Elepreneur, and large inventory product purchases are discouraged. However, in order to receive compensation as an Elepreneurs, personal or customer monthly purchases and/or personal customer sales of a certain amount of volume are required. Our Elepreneurs Agreement and Policies and Procedures, which outline the scope of permissible marketing activities, and information on the compensation plan are provided. Our Elepreneurs rules and guidelines are designed to provide Elepreneurs with maximum flexibility and opportunity within the bounds of governmental regulations regarding product claims, network marketing and prudent business policies and procedures. Elepreneurs are obligated to present our products and business opportunity ethically and professionally. Elepreneurs contractually agree to abide by all local, state and federal laws and regulations pertaining to the advertising, sale and distribution of our products. All advertising must be factual and not misleading and an Elepreneur’s account may be terminated for making false claims about the income potential, the compensation plan, or product efficacy.

Elepreneurs must represent to potential Elepreneurs that the receipt of commissions is based on sales and substantial efforts. Products may be promoted by personal contact or by literature produced or approved by the Company. In traditional retail environments, our products generally may not be sold, and the business opportunity may not be promoted.

We are not in a position to provide the same level of direction, motivation, and oversight to our Elepreneurs as we would our own employees because the Elepreneurs are independent contractors residing across the United States and in other countries. We review alleged reports of Elepreneurs misconduct or breach of contract to enforce contract compliance. If we determine that an Elepreneur has violated any of the Elepreneurs Policies or Procedures, we may elect to educate the Elepreneurs regarding the contract terms or impose sanctions such as warnings, probation, suspension of privileges of Elepreneurship, withholding commissions until specified conditions are satisfied, termination of the Elepreneur’s rights completely or other appropriate injunctive relief. An Elepreneur may voluntarily terminate their position at any time.

Compensation Plan

We believe our Compensation Plan brings together the best of uni-level compensation plans. Each personally enrolled Elepreneur is considered a personally sponsored position. The Enrollment structure addresses the uni-level features of the plan, with no limit to how many Elepreneurs can be enrolled per level. The Placement structure addresses the features of the plan. Each Elepreneur can have unlimited individuals in their organization, and everyone contributes building by placing their enrollments.

An Elepreneur could begin earning commissions when their personally invited Elepreneurs make the first purchase. Our intention is to ensure that all new Elepreneurs receive the know how to achieve success in this business. We believe we provide a format for them to succeed. Each person begins in the program by enrolling an Elepreneur. They then work to help mentor and educate the Elepreneurs they recruited and others in their organization do the same. We believe when everyone is following the same actions the result can be impressive and it promotes team building. We believe that when people work as a team, they can be rewarded for their team actions.

The Company pays weekly and monthly sales commissions and certain matching bonuses. We also offer one-time cash bonuses to people who reach new ranks for the first time. These cash bonuses vary depending on the level of their success.

Each of our product carries a specified level of commissionable sales, and commissions or bonuses earned are based on an Elepreneur’s personal qualifications, organizational skills, and sales volumes.

An Elepreneur receives commissions based on a percentage of the sales volume of their downline weekly and monthly. Commission qualification volume points are essentially based upon a percentage of the product’s wholesale cost, net of any sales related taxes. As an Elepreneur’s retail business expands, and as they successfully sponsor other Elepreneurs into the business, both of which expand their business, the Elepreneurs can receive more commissions from the expanded sales volume of their downline. An Elepreneur remains eligible to receive weekly commission bonuses by remaining in good standing with the Company and by generating a minimum of Personal Volume (PV).

As with any business, individual results may vary, and will be based on the Elepreneurs’ personal capacity, business experience, expertise and level of desire. There are no guarantees concerning the level of success Elepreneurs may experience. The examples used in the Company’s training materials are exceptional results, which may not apply to an average Elepreneur, and are not intended to represent or guarantee that anyone will achieve the same or similar results. There are several ways for Elepreneurs to be paid under the Company’s compensation plan, which we refer to as the Super Affiliate Marketing Plan or SAM. For example, under SAM, Elepreneurs earn sales commissions based on the amount of their personal retail or ecommerce sales, including sales to repeat customers. Elepreneurs can also earn commissions based on sales made by Elepreneurs that they have recruited into the Company’s distribution network, which the Company refers to as the Elepreneur’s Downline.

Under SAM, our top producing Elepreneurs, which we refer to as Super Affiliates, can also earn commission based on the combined commissionable sales levels achieved (during a relevant measurement period) by such Elepreneur and his/her Downline. In addition, Super Affiliates can earn bonuses, designed to compensate them for mentoring and developing Elepreneurs in his/her Downline that he/she trains and sponsors.

A Super Affiliate also can earn special bonuses based on the commissionable sales levels achieved by Super Affiliates in his/her Downline. A Super Affiliate’s Downline may contain several levels, or generations, of sponsored Elepreneurs. Under SAM, an Elepreneur that was directly recruited by a Super Affiliate into the Company’s network would be deemed to belong to that Super Affiliate’s first-generation Downline. Likewise, an Elepreneur recruited by a person in a Super Affiliate’s first-generation of recruits, would be deemed to belong to the Super Affiliate’s second-generation Downline. Generally, the amount of the special bonus that a Super Affiliate can earn under this provision of the compensation plan is graduated depending on the relative position of the underlying recruit in the Super Affiliate’s Downline. For example, the special bonus a Super Affiliate can earn on sales made by his/her second-generation recruits is higher than the special bonus he/she can earn on sales made by his/her first-generation recruits. Likewise, the special bonus a Super Affiliate can earn on sales made by his/her third-generation recruits is higher than the special bonus he/she can earn on sales made by his/her second-generation recruits. This way, Super Affiliates are incentivized to build a deep organization of successful recruits (i.e.: a multi-generation sales organization).

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Trademarks, Patents and Intellectual Property

We have applied for, or are in the process of applying for, trademark protection in the United States and in other countries where we currently do business or intend to do business in the future. The Company anticipates securing multiple U.S. trademarks and foreign trademarks. As we continue to expand internationally, trademark protection is increasingly important for brand recognition as Elepreneurs and consumer loyalty. It is standard Company practice to follow through with ongoing trademark registration in the United States and other countries where we are experiencing growth.

A number of our products utilize proprietary formulations and processes. Although we do not directly hold any patents currently, a number of our key vendors have secured or applied for patents to maintain exclusivity for the ingredients or integrated products they supply to us. To protect our own intellectual property and proprietary processes that are material to the long-term health and profitability of the Company, we maintain disciplined business practices to manage trade secrets and use various forms of confidentiality and non-disclosure agreements.

Our exclusive product is listed, and we exercise special vigilance in the area of compliance. For this reason, we employ a compliance team that closely monitors all company and Elepreneurs’ messaging and is empowered to edit or remove all non-compliant language pertaining to our products.

Strategic Partnerships

We maintain good relationships with our key vendors to ensure a continuous supply of our key products. To date, we have relied on three principal suppliers for our product: Alternative Laboratories, LLC, The Vitamin Patch, LLC and The Ellier Group. Purchases from these suppliers, in the aggregate, accounted for 99% of total purchases for the fiscal period from May 5, 2017 to April 30, 2018. Although there are other providers in the world who claim to produce similar products our sourcing information indicates that the products we offer are the best quality.

We retain the freedom to use any competitive suppliers to garner control over our product costs, quality and lead times for manufacturing and delivery. Our inventory control system ensures appropriate available volumes of finished product based on the anticipated movement of each item in our catalog.

Regulatory Environment

Direct Selling Activities

Direct selling activities are regulated by various federal, state and local governmental agencies in the United States and by similar agencies in foreign countries. We believe the Company’s method of distribution is in compliance in all material respects with the laws and regulations relating to not-for-resale and direct selling activities in the United States, and other countries where we operate. These laws and regulations are generally intended to prevent fraudulent or deceptive practices, often referred to as “pyramids,” “money games,” “business opportunity” or “chain sales” schemes that promise quick rewards for little or no effort, require high entry costs, use high-pressure recruiting methods, and/or do not involve legitimate products. These laws and regulations can impose certain cancellation or product return obligations on us, impose inventory buy-backs obligations on us and provide “cooling-off” rights for consumers. In addition, such laws and regulations can require us to register with governmental agencies and can otherwise impose limiting regulatory requirements on us.

The purpose of these laws and regulations is to ensure that Elepreneurs are compensated for sales of products and not for recruitment of new Elepreneurs. The extent and provisions of these laws vary from state to state and internationally. International laws may impose significant restrictions and limitations on our business operations. For example, in foreign countries where we have not yet established a local office, our Elepreneurs and customers may purchase product through a not-for-resale program enabling them to receive product for personal consumption, but may not be allowed to retail the product to consumers.

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Any assertion or determination that we do not comply with existing laws or regulations could potentially have a material adverse effect on our business and results of operations. We cannot assure that regulatory authorities in our existing markets will not impose new legislation or change existing legislation that might adversely affect our business in those markets. In addition, we cannot assure that new judicial interpretations of existing law will not be issued that adversely affect our business. Regulatory action, whether or not it results in a final determination adverse to us, has the potential to create negative publicity, with detrimental effects on the motivation and recruitment of our Elepreneurs and, consequently, on our revenue and net income.

Regulation of Personal Care and Nutritional Food Products

Our products and related marketing and advertising are subject to governmental regulation by various domestic federal, state and local agencies and authorities, including the U.S. Food and Drug Administration (FDA), which regulates food, medical products and cosmetics, as further discussed below. The advertising and marketing of our products are regulated by the Federal Trade Commission, which enforces consumer protection laws regarding truth in advertising. The Consumer Product Safety Commission protects the public from unreasonable risk of injuries and death associated with consumer products, and the U. S. Department of Agriculture regulates food safety and quality. Similar types of agencies also exist in our foreign markets. To date, we have not experienced any governmental actions related to health or safety and food and drug regulations for our products.

The FDA regulates both finished dietary supplement products and dietary ingredients. Specifically, dietary supplements are regulated under the Dietary Supplement Health and Education Act of 1994 (the DSHEA). Under the DSHEA, manufacturers and distributors of dietary supplements are prohibited from marketing products that are adulterated or misbranded. Accordingly, under the DSHEA, manufacturers and distributors of dietary supplements are responsible for the safety and labeling of their products prior to such products reaching the market. Once a product reaches the market, the FDA is responsible for taking enforcement action against any product found to be an adulterated or misbranded dietary supplement. However, dietary supplements and dietary ingredients, such as those sold by the Company, do not require FDA approval before marketing and selling.

Our markets have regulations concerning product formulation, labeling and packaging. These laws and regulations often require us to, among other things, conform product labeling to the language and regulations, and register or qualify products with the applicable government authority or obtain necessary approvals or file necessary notifications for the marketing of such products. Many of our existing markets also regulate product claims and advertising. These laws regulate the types of claims and representations that can be made regarding the capabilities of products. For example, in the United States we are unable to make any claim that our nutritional products will help diagnose, cure, mitigate, treat, or prevent disease.

Employees

As of the date of this registration statement, the Company has approximately 50 full-time employees, with a few services, employee and management functions being performed by consultants. Many of these employees directly support the Elepreneurs network. Our employees are not presently covered by any collective bargaining agreement. We believe our relationships with our employees are good.

Access to Public Filings

Our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, and amendments to such reports are available to any person, without charge, upon written request to our Investor Relations Department at 1700 Coit Road, Suite 100, Plano, Texas 75075.

In addition to our website, you may read and copy public reports we file with or furnish to the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains our reports, proxy and information statements, and other information that we file electronically with the SEC at www.sec.gov.

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ITEM 1A. RISK FACTORS.

You should carefully review and consider the risks described below, as well as the other information in this report and in other reports and documents we file with the SEC when evaluating our business and future prospects. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, not presently known to us, or that we currently see as immaterial, may also occur. If any of the following risks or any additional risks and uncertainties actually occur, then our business, financial condition and results of operations could be seriously harmed. In that event, the market price of our common stock could decline and you could lose all or a portion of the value of your investment in our common stock. You should not draw any inference as to the magnitude of any particular risk from its position in the following discussion.

Risks Incidental to our Business:

Our growth initiatives, including our efforts to attract new consumers, may not be successful.

We are an emerging growth company with no significant sales history prior to December 2017. We have made significant investments in our strategic growth initiatives, including our various marketing initiatives designed to attract new customers. We cannot assure you that these strategic initiatives will result in the increased sales growth that we expect, which could have a material adverse effect on our financial position and results of operations.

We may be unable to anticipate and effectively respond to changes in consumer preferences and buying patterns in a timely manner.

Our success depends in part on our ability to anticipate, assess and react in a timely manner to changes in consumer buying patterns and preferences, particularly for specific health and wellness and travel products and services. We expect continuously changing consumer buying patterns and preferences to influence future demand for health, wellness and travel products and services. If we do not timely identify and properly respond to evolving trends and changing consumer demands for these products and services, our financial position and results of operations may be adversely affected.

The timing and acceptance of new products we introduce may not be successful.

Our success depends in part on our ability to develop or acquire and introduce new products and services that appeal to our targeted customer base. If we do not timely develop or acquire and successfully introduce new products and services or if such products and services are not received well by consumers, our financial position and results of operations may be adversely affected.

Our Ability to Efficiently Manage and Control our Operating Costs.

Our ability to grow profitably depends in large part on our ability to successfully control our operating expenses. In furtherance of this strategy, we have engaged in ongoing activities to control costs, including the recent implementation of an operating budget and management reporting systems. We cannot assure you that our strategic initiatives and cost control efforts will result in the increased profitability or other benefits that we expect, which could have a material adverse effect on our financial condition and results of operations.

If we continue to incur net losses from operations and must rely on additional financing to implement our business strategies.

As of September 30, 2018, the Company’s working capital (current assets minus current liabilities) was negative, it had a net accumulated deficit, negative cash flows from operations, and the Company has experienced periodic cash flow difficulties. These factors combined, raise substantial doubt about the Company’s ability to continue as a going concern. Should we be unable to raise additional capital or to obtain additional financing, if needed, could inhibit our ability to implement our business strategies and meet our goals. This, in turn, could slow the financial momentum the Company is currently experiencing.

Because our direct-to-consumer sales rely on the marketability of key personalities, the inability of a key personality to perform his or her role, or the existence of negative publicity surrounding a key personality, could adversely affect our revenues.

Direct-to-consumer products may be marketed with a key personality through our independent Elepreneurs channels. The inability or failure of a key personality to fulfill his or her role, or the ineffectiveness of a key personality as a spokesperson for a product, a reduction in the exposure of a key personality due to the discontinuance of a marketing program, or otherwise, or negative publicity about a key personality may adversely affect the sales of our product associated with that personality and could affect the sale of other products. A decline in sales would negatively affect our results of operations and financial condition.

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We depend on three suppliers for substantially all the products we sell and the loss, or unexpected interruption, of this source could materially adversely affect our results of operations and financial condition.

A shortage of raw materials or an unexpected interruption of product supply from these suppliers could result in higher prices for these products. In the event of loss of these suppliers, we may no longer be able to continue to offer these products. We may not be able to raise prices sufficiently or quickly enough to offset the negative effects of the loss of product lines, which may adversely affect our results of operations or financial condition.

The failure of our suppliers to supply product of adequate quality, in sufficient quantities, at a favorable price, and in a timely fashion could adversely affect our results of operations.

We currently buy our products principally from three suppliers. The loss of any of our principal suppliers or of a supplier that provides any hard-to-obtain materials could adversely affect our business operations. Although we believe that we could establish alternate sources for most of our products, any delay in locating and establishing relationships with other sources could result in product shortages, with a resulting loss of sales and customers. In certain situations, we may be required to alter our products or to substitute different materials from alternative sources.

Product liability claims could harm our business. We may be required to pay for losses or injuries purportedly or caused by our products.

Historically, we have had no product liability claims. We have experienced difficulty in finding insurers that are willing to provide product liability coverage at reasonable rates due to insurance industry trends and the rising cost of insurance generally. However, we have elected to purchase product liability insurance, which minimizes the Company’s financial risk. If any of our products are found to cause any injury or damage, we believe the liability insurance coverage should substantially minimize the adverse financial impact to the Company. However, there is some risk the Company will be subject an amount of liability associated with any injuries or damages. This liability could be substantial and may exceed our reserves.

We may not be able to successfully identify acquisition candidates or successfully finance and complete desirable acquisitions.

In the past year, we have completed several strategic acquisitions and we intend to pursue additional acquisitions in the future. We actively review acquisition prospects that we believe would complement our existing product competencies, increase the size and geographic scope of our operations or otherwise offer profitable growth and operating efficiency opportunities. There can be no assurance that we will continue to identify suitable acquisition candidates. If suitable candidates are identified, we may be unable to reach agreeable acquisition terms with such candidates or may not have access to sufficient funds to fund such acquisitions. We compete against many other companies, some of which are larger and have greater financial and other resources than we do. Increased competition for acquisition candidates could result in fewer acquisition opportunities and higher acquisition prices. In addition, our ability to fund future acquisitions is dependent on our ability to obtain sufficient additional financing. We may be unable to finance acquisitions to grow our business or to improve our financial and competitive position.

Our planned expansion into foreign markets exposes our business to risks related to those economies that may adversely affect our results of operations.

We have entered into agreements with Elepreneurs in the U.S. and we may establish similar arrangements in other countries in the future. As a result, our future revenues may be affected by the economies of these countries. Our international operations are subject to a number of risks, such as, unexpected changes in regulatory environments, import and export restrictions and tariffs, difficulties in staffing and managing international operations, potentially adverse recessionary environments and economies outside the United States, and possible political and economic instability.

Risk Incidental to our Preferred Shareholder Rights:

The Board has authorized the issuance of up to 200,000,000 shares of our Convertible Preferred Stock and, at September 30, 2018, there were 107,754,540 shares of our Preferred Stock issued and outstanding. The affirmative vote of the holders of 86% of the issued and outstanding shares of our Convertible Preferred Stock is required for the Board to declare dividends upon our shares of common stock, unless the shares of our Convertible Preferred Stock are to receive the same dividend as the common shares, on an as converted basis. In addition, the issued and outstanding shares of our Convertible Preferred Stock are senior with regards to distributions in the event of the dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary. Furthermore, the issued and outstanding shares of our Convertible Preferred Stock have voting rights that are equal or senior to the voting rights of our common shares, as described below. These preferred shareholder rights may constitute a material limitation on our ability to pay dividends, if any, and other distributions, and on the voting rights of our common stockholders.

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The voting rights of each class of the Company’s securities are as follows: (a) each share of Class A Common Stock entitles the holder to one vote, (b) each share of Class B Common Stock entitles the holder to one vote, (c) each share of Series A Preferred Stock entitles the holder to one vote, (d) each share of Series B Preferred Stock entitles the holder to 1,000 votes, and (e) each share of Series C Preferred Stock entitles the holder to one vote. In addition, each share of the Company’s Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock is convertible into one share of the Company’s common stock.

ITEM 2. FINANCIAL INFORMATION.

We are a Smaller Reporting Company, as defined in Rule 12b-2 of the Exchange Act. Accordingly, we have omitted certain information called for by this Item as permitted by applicable scaled disclosure rules.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following section discusses management’s view of the financial condition as of July 31, 2018, and the results of operations and cash flows for the three months ended July 31, 2018, of Sharing Services, Inc. and consolidated subsidiaries. The information contained under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the period from May 5, 2017 (inception) to April 30, 2018 is incorporated herein by reference. This section should be read in conjunction with the audited consolidated financial statements of Sharing Services and the related notes, and the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, included in such Annual Report, and with the condensed consolidated financial statements included elsewhere in this registration statement. This Management’s Discussion and Analysis of Financial Condition and Results of Operations section may contain forward-looking statements. Please see “Cautionary Notice Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements that could cause results to differ materially from those reflected in such forward-looking statements.

For financial accounting purposes, the acquisition of Total Travel Media was treated as a reverse acquisition in accordance with accounting principles generally accepted in the United States. Accordingly, for financial accounting purposes, Total Travel Media became the accounting acquirer and Sharing Services became the acquired company. Accordingly, the historical financial statements prior to the acquisition are those of the accounting acquirer, Total Travel Media, and have been prepared to give retroactive effect to the acquisition. Thus, the Company’s consolidated financial statements after the acquisition date include the combined balance sheets of Sharing Services and Total Travel Media, at historical cost, the historical results of operations and cash flows of Total Travel Media from its inception (May 5, 2017) and the results of operations and cash flows of Sharing Services from the acquisition date. In accordance with GAAP, goodwill was not recognized as a result of this transaction. Please see Note 1 of notes to the consolidated financial statements included in our Annual Report on Form 10-K for the period from May 5, 2017 (inception) to April 30, 2018 for more information about the acquisition of Total Travel Media.

Highlights for the Three Months Ended July 31, 2018:

●	Our consolidated net sales for the three months ended July 31, 2018 were $12.9 million. The Company is an emerging growth company with no significant sales prior to December 2017;

●	Our consolidated gross profit for the three months ended July 31, 2018 was $8.0 million and our consolidated gross margin was 61.6%;

●	For the three months ended July 31, 2018, our consolidated operating earnings were $337,172 compared to an operating loss of $592,213 for the period from May 5, 2017 (inception) to July 31, 2017;

●	For the three months ended July 31, 2018, the changes in the fair value of our derivative liabilities resulted in a net loss of $25,837 compared to $22,004 for the period from May 5, 2017 (inception) to July 31, 2017;

●	Our consolidated net loss was $91,251 for the three months ended July 31, 2018, compared to $640,826 for the period from May 5, 2017 (inception) to July 31, 2017. Basic and fully diluted loss per share was $0.0 for the three months ended July 31, 2018, compared to $0.01 for the period from May 5, 2017 (inception) to July 31, 2017;

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●	Our consolidated cash used by operating activities was $57,257 for the three months ended July 31, 2018, compared to $323,137 for the period from May 5, 2017 (inception) to July 31, 2017;

●	In May 2018, the Company issued 5,000,000 shares of its Series A Convertible Preferred Stock, in the aggregate, in connection with its previously disclosed acquisitions of equity interests in 561, LLC and America Approved Commercial LLC;

●	During the three months ended July 31, 2018, the Company acquired certain assets and business operations, and assumed certain liabilities, subject to certain performance conditions, of Legacy Direct, LLC;

●	In July 2018, the Company entered into a Binding Letter of Intent (the “Hyten LOI”) pursuant to which it intends to purchase certain assets and businesses operations of Hyten Global LLC (“Hyten”), the owner of certain direct selling or multi-level marketing businesses operating principally in the United States and Asia; and

●	During the three months ended July 31, 2018, the Company issued 600,000 shares of its class A Common Stock for proceeds in the amount of $150,000 in connection with stock subscription agreements.

Overview

Description of Business

Sharing Services, Inc. (“SHRV,” “we” or “the Company”) is a diversified company specializing in the direct selling industry. The Company owns, operates, or controls an interest in a variety of companies that either sell products and services to the consumer directly through independent representatives, that range from health and wellness, energy, technology, insurance services, training, media and travel benefits.

The Company previously developed and marketed a taxi-ride sharing website and application (“web app”). Beginning in February 2017, the Company expanded its business model to also offer a wide range of travel and technology management and other products and services, which are currently in varying planning stages and are expected to be marketed in the future. In December 2017, the Company launched a wholly-owned subsidiary operating under the trade name “Elepreneurs.” One of Elepreneus’ leading product lines, “Elevate,” consists of Nutraceutical products that the Company terms “D.O.S.E.” (Dopamine, Oxytocin, Serotonin and Endorphins) and was developed and is owned by another of the Company’s wholly-owned subsidiaries, “Elevacity Global.” This product line has accelerated the Company’s growth during the last two quarters of the period from May 5, 2017 (inception) to April 30, 2018.

As part of its growth strategy, the Company completed a number of significant acquisitions and purchases of equity interest during the period from May 5, 2017 (inception) to the date of this registration statement. Subject to approval by its Board of Directors, the Company intends to continue to grow its business both organically and by making strategic acquisitions and purchases of equity interests, from time to time, in businesses and technologies that augment its product portfolio, complement its business competencies and fit its growth strategy to meet or exceed its objectives and create shareholder value. Please see “Liquidity and Capital Resources” below from more information about our recent acquisitions.

Key Industry and Business Trends

The information contained under “Key Industry and Business Trends” in ITEM 1 of our Annual Report on Form 10-K for the period from May 5, 2017 (inception) to April 30, 2018 is incorporated herein by reference.

Debt

The Company is an emerging growth company with no material sales prior to December 2017 and has not generated cash from operations. The Company has funded a substantial portion of its liquidity and cash needs through the issuance of debt and equity securities. Please see “Liquidity and Capital Resources” below for more information about the Company’s debt and issuances of equity securities.

Results of Operations

Net Sales

Our consolidated net sales for the three months ended July 31, 2018 were $12.9 million and consisted primarily of sales of our Elevacity health and wellness product line. Our Elevacity product line was introduced during the second half of the period from May 5, 2017 (inception) to April 30, 2018. The Company anticipates its consolidated net sales to grow at a rapid pace during its fiscal year ending April 30, 2019.

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Gross Profit

Our consolidated gross profit for the three months ended July 31, 2018 was $8.0 million, and consolidated gross margin was 61.6%. For the three months ended July 31, 2018, our gross margin benefited from economies of scale (as the volume of product shipped increased compared to the preceding quarter) and cost reduction efforts in connection with order-fulfilment operations and back office processes.

Selling and Marketing Expenses

Our consolidated selling and marketing expenses were $6.0 million, or 46.7% of consolidated net sales, for the three months ended July 31, 2018, compared to $288,417 for the period from May 5, 2017 (inception) to July 31, 2017, principally as a result of the increase in sales compared to the prior year quarter. Our consolidated selling and marketing expenses for the three months ended July 31, 2018, consisted principally of sales commissions of $5.7 million and advertising expense. During the first half of our fiscal year ending April 30, 2019, we anticipate selling and marketing expenses to continue to be high as a percentage of net sales. As our sales volume continues to grow, we expect our consolidated selling and marketing expenses to grow at a slower pace than our consolidated net sales.

General and Administrative Expenses

Our consolidated general and administrative expenses (which include corporate employee compensation and benefits, share-based compensation, professional fees, rent and other occupancy costs, certain consulting fees, telephone and information technology expenses, insurance premiums, and other administrative expenses) were $1.6 million, or 12.3% of consolidated net sales, for the three months ended July 31, 2018, compared to $303,796 for the period from May 5, 2017 (inception) to July 31, 2017. As our sales volume continues to grow, we expect our consolidated general and administrative expenses to grow at a slower pace than our consolidated net sales.

Interest Expense

Consolidated interest expense, including amortization of debt discount of $335,300 and prepayment penalties of $36,734 associated with a convertible note, was $402,586 for the three months ended July 31, 2018, compared to $26,609 for the period from May 5, 2017 (inception) to July 31, 2017 as a result of an increase in convertible notes outstanding. For the three months ended July 31, 2018, interest expense is net of interest income of $8,318.

Net Change in Fair Value of Derivative Liabilities

The net change in the fair value of the derivative liabilities associated with the Company’s convertible notes, stock options and stock warrants outstanding, was a net loss of $25,837 for the three months ended July 31, 2018, compared to $22,004 for the period from May 5, 2017 (inception) to July 31, 2017. The Company accounts for the conversion features of its convertible notes, stock options and stock warrants under ASC 815. Please see Note 9 of the Condensed Notes to Consolidated Financial Statements included elsewhere in this registration statement for more information about the net change in the fair value of the derivative liabilities.

Provision for Income Taxes

The Company is an emerging growth company and, prior to its fiscal quarter ended July 31, 2018, had not generated pre-tax earnings or taxable earnings from its operations. As of the date herein, the ability of the Company to consistently generate future pre-tax earnings or taxable earnings remains uncertain. Accordingly, the Company has not recorded an income tax benefit in its consolidated financial statements for the periods covered in this registration statement.

Net Loss and Loss per Share

As a result of the foregoing, for the three months ended July 31, 2018, our consolidated net loss was $91,251 compared to $640,826 for the period from May 5, 2017 (inception) to July 31, 2017. Basic and fully diluted loss per share was nil for the three months ended July 31, 2018, compared to a basic and fully diluted loss per share $0.01 for the period from May 5, 2017 (inception) to July 31, 2017.

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Liquidity and Capital Resources

We broadly define liquidity as our ability to generate sufficient cash, from internal and external sources, to meet our obligations and commitments. We believe that, for this purpose, liquidity cannot be considered separately from capital resources.

Working Capital

At July 31, 2018, cash and cash equivalents were $785,554. Based upon the current level of operations and investments necessary to grow sales volume to reach a break-even point, we anticipate that existing cash balances and funds expected to be generated by operations will likely not be sufficient to meet our working capital requirements, and to fund potential acquisitions and anticipated capital expenditures, including investments in information technology, over the next 12 months. Accordingly, we intend to obtain additional financing from time to time through the issuance of equity securities from time to time, principally through the issuance of shares of our Convertible Preferred Stock.

Historical Cash Flows

Historically, our primary sources of cash have been capital transactions involving the issuance of equity securities and debt (Please see “Recent Issuances of Equity Securities” and “Debt” below) and our primary uses of cash were for operating activities, acquisitions and capital expenditures in the ordinary course of our business.

The following table shows our sources and uses of cash for the three months ended July 31, 2018, compared to the period from May 5, 2017 (inception) to July 31, 2017:

	Three Months Ended July 31, 2018	Period from May 5, 2017 (inception) to July 31, 2017	Increase (Decrease)
Net cash used by operating activities	$(57,257)	$(323,137)	$(265,880)
Net cash provided (used) by investing activities	(118,723)	42,605	161,328
Net cash provided by financing activities	193,266	354,349	(161,083)
Net increase in cash and cash equivalents	$17,286	$73,817	$(56,531)

Net Cash Used by Operating Activities

Net cash used by operating activities during the three months ended July 31, 2018 decreased $265,880 to $57,257, compared to the period from May 5, 2017 (inception) to April 30, 2017, mainly due to a decrease of $549,575 in net loss and incremental amortization of debt discount of $312,330 (a non-cash expense). This decrease was partially offset by a decrease in stock-based compensation of $258,448 and net changes in operating assets and liabilities of $349,156.

Net Cash Used by Investing Activities

Net cash used by investing activities during the three months ended July 31, 2018 increased $161,328 to $118,723, compared to net cash provided by investing activities of $42,605 the period from May 5, 2017 (inception) to April 30, 2017. This increase reflects an increase in capital expenditures of $118,723 and a decrease in net cash acquired in connection with acquisitions.

Net Cash Used by Financing Activities

Net cash provided by financing activities during the three months ended July 31, 2018 decreased $161,083 to $193,266, compared to the period from May 5, 2017 (inception) to April 30, 2017. This decrease was mainly due to lower proceeds of $293,500 from issuances of equity securities, partially offset by higher net proceeds of $133,266 from issuances of promissory notes.

Significant Recent Acquisitions

On May 15, 2018, Legacy Direct Global, LLC (“Legacy Direct Global”), a Texas limited liability company and a wholly-owned subsidiary of Sharing Services, Sharing Services, and Legacy Direct, LLC (the “Seller”) entered into an agreement pursuant to which Legacy Direct Global acquired certain assets and operational businesses and assumed certain liabilities of the Seller (the “Agreement”). In connection with the Agreement, Sharing Services has agreed to issue 100,000 restricted shares of its common stock and 900,000 stock warrants, subject to the achievement by the acquired operating business of certain specified performance targets over a period of up to three years. The stock warrants enable the holders to acquire up to 900,000 restricted shares of Sharing Services’ common stock, subject to the achievement by the acquired business of certain specified performance targets over a period of up to three years. The stock warrants have an exercise price per share equal to 50% of the average 10-day trading price of Sharing Services’ common stock. In June 2018, Legacy Direct Global completed the acquisition. The acquisition involved the purchase of assets with a preliminary value of $83,490.

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On July 6, 2018, Sharing Services issued a Binding Letter of Intent (the “Hyten LOI”) expressing its intent to purchase certain operating assets of Hyten Global LLC (“Hyten”), the owner of certain multi-level marketing businesses operating principally in the United States and Asia. Under the terms of the Hyten LOI, Sharing Services agreed to provide Hyten with temporary loans and/or cash advances necessary to satisfy certain of Hyten’s financial obligations and the parties engaged in due diligence and negotiations aimed at completing the asset acquisition transaction within 120 days from the effective date of the Hyten LOI. On July 25, 2018, Sharing Services and Hyten entered into an Asset Purchase Agreement pursuant to which Sharing Services agreed to purchase certain operating assets from Hyten. As of October 26, 2018, Sharing Services had provided secured loans in the aggregate amount of $655,789 and unsecured cash advances of $12,097 to Hyten under the Hyten LOI.

On September 28, 2018, Sharing Services and Hyten entered into a Rescission and Mutual Release agreement pursuant to which the parties agreed to terminate the transaction contemplated in the Asset Purchase Agreement and exchanged customary mutual releases. In addition, on September 28, 2018, Hyten executed a promissory note in favor of Sharing Services for $655,789 relating to cash advances received from Sharing Services prior to that date under the terms of the Hyten LOI. The note bears interest at 5% and is secured by substantially all of Hyten’s assets. On October 3, 2018, Sharing Services and Hyten entered into a Sublicense Agreement pursuant to which Hyten granted to Sharing Services a non-exclusive sublicense to a Travel Application software (the “Travel App”) and any enhancements thereof. The Travel App sublicense was a part of the transaction contemplated in the Asset Purchase Agreement.

Subject to approval by its Board of Directors, the Company intends to continue to grow its business both organically and by making strategic acquisitions and purchases of equity interests, from time to time, in business and technologies that augment its product portfolio, complement its business competencies and fit its growth strategy. Such acquisitions and purchases of equity interests are expected to be funded with cash and cash equivalents, cash from operations, and the issuance of equity securities and debt. There is no assurance the Company will be able to obtain adequate financing or otherwise complete desirable acquisitions and purchases of equity interests.

Recent Issuances of Equity Securities

Common Stock

●	In June 2018, the Company issued 600,000 shares of its common stock, par value of $0.0001, at a price of $0.25, in exchange for cash proceeds of $150,000 pursuant to stock subscription agreements, including 490,000 shares under subscription agreements entered into in the three months ended April 30, 2018;

●	In August 2018, the Company issued 210,000 shares of its Class A common stock, at a price of $0.25, in exchange for cash proceeds of $52,500 pursuant to stock subscription agreements;

●	In September 2018, the Company issued 112,000 shares of its Class A common stock in exchange for professional services valued at $31,000; and

●	At September 30, 2018, there were 57,092,000 shares of our Common Stock Class A issued and outstanding.

Series A Convertible Preferred Stock

●	In May 2018, the Company issued 5,000,000 shares of its Series A Convertible Preferred Stock, par value of $0.0001, in the aggregate, in connection with its previously disclosed acquisitions of equity interests in 561, LLC and America Approved Commercial LLC;

●	In August 2018, the Company issued 1,250,000 shares of its Series A Convertible Preferred Stock, in the aggregate, in connection with its previously disclosed acquisitions of equity interests in 561, LLC and America Approved Commercial LLC;

●	In August 2018, the Company also issued 250,000 shares of its Series A Convertible Preferred Stock in connection with its previously disclosed acquisition of an equity interests in Medical Smart Care LLC; and

●	At September 30, 2018, there were 93,194,540 shares of our Series A Convertible Preferred Stock issued and outstanding.

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Series C Convertible Preferred Stock

●	In August 2018, the Company issued 80,000 shares of its Series C Convertible Preferred Stock, par value of $0.0001, at a price of $0.25, in exchange for cash proceeds of $20,000 pursuant to stock subscription agreements; and

●	In September 2018, the Company issued 30,000 shares of its Series C Convertible Preferred Stock, at a price of $0.25, in exchange for cash proceeds of $7,500 pursuant to stock subscription agreements; and

●	At September 30, 2018, there were 4,060,000 shares of our Series C Convertible Preferred Stock issued and outstanding.

Debt

Convertible Notes Payable

Please see Note 8 of the Condensed Notes to Consolidated Financial Statements contained elsewhere in this registration statement for more information about our Convertible Notes Payable.

Capital Requirements

During the three months ended July 31, 2018, capital expenditures for property and equipment in the ordinary course of our business were $143,323.

Contractual Obligations

There were no material changes to our contractual obligations since April 30, 2018, except for (1) the issuances and repayments of convertible notes payable disclosed in Note 8 of the Condensed Notes to Consolidated Financial Statements contained elsewhere in this registration statement and (2) the incremental obligation resulting from the August 2018 amendment to the lease agreement covering our corporate headquarters discussed in Note 13 of the Condensed Notes to Consolidated Financial Statements contained elsewhere in this registration statement.

Off-Balance Sheet Financing Arrangements

At July 31, 2018 and April 30, 2018, we had no off-balance sheet financing arrangements other than operating leases incurred in the ordinary course of our business.

Inflation

We believe inflation did not have a material effect on our results of operations during any of the periods presented in this report.

Critical Accounting Estimates

There have been no material changes to our critical accounting estimates or assumptions since April 30, 2018.

Accounting Changes and Recent Accounting Pronouncements

For discussion of accounting changes and recent accounting pronouncements, please see Note 2 to the of the Condensed Notes to Consolidated Financial Statements contained elsewhere in this registration statement.

ITEM 3. PROPERTIES.

The following table provides the location for our most significant facilities, as of October 26, 2018:

Location	Type of Facility	Sq. Feet
Leased Properties:
Plano, Texas	Corporate Headquarters	18,300
Plano, Texas	Office	3,500

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item 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

At September 30, 2018 the following securities were issued and outstanding: Class A Common Stock: 57,092,000; Class B Common Stock: 10,000,000; Series A Preferred Stock: 93,194,540; Series B Preferred Stock: 10,000,000; and Series C Preferred Stock: 4,060,000. The respective voting rights of each class, are as follows: (a) Common Stock Class A: each share entitles the holder to one vote, (b) Common Stock Class B: each share entitles the holder to one vote, (c) Series A Preferred Stock: each share entitles the holder to one vote, (d) Series B Preferred Stock: each share entitles the holder to 1,000 votes, and (e) Series C Preferred Stock: each share entitles the holder to one vote. Each share of the Company’s Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock is convertible into one share of the Company’s common stock. The following table reflects the number of shares and percent of ownership of each voting class held by each listed beneficial owner, after considering the conversion rights for each of the Company’s convertible equity securities.

Title of Class	Name and Address of Beneficial Owner [1]	Amount and Nature of Beneficial Ownership [2]	Percent of All Voting Classes [3]
Common Stock Class A	Foshan City Shunde District Cheering Garden Tools Co., Ltd., No. 83 Hongqi Mid-Rd., Ronggui Town, Shunde District, Foshan City, Guangdong Province, China	30,020,000	0.3%

	All Officers and Directors as a Group - 2	—	0.0%

Common Stock Class B [4]	Robert Oblon 1415 Legacy Drive, Suite 310 Frisco, TX 75034	7,500,000	0.0%

	All Officers and Directors as a Group – 2	7,500,000	0.0%

Series A Preferred Stock [5]	Robert Oblon 1415 Legacy Drive, Suite 310 Frisco, TX 75034	50,000,000	0.5%

	All Officers and Directors as a Group - 2	50,000,000	0.5%

Series B Preferred Stock [6]	Robert Oblon 1415 Legacy Drive, Suite 310 Frisco, TX 75034	7,500,000	73.8%

	Bear Bull Market Dividends, Inc. 600 Anton Blvd., 17 th Floor Costa Mesa, CA 92626	2,500,000	24.6%

	All Officers and Directors as a Group – 2	7,500,000	73.8%

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[1]	The person named above may be deemed to be a “parent” and “promoter” of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of their direct and indirect stock holdings. Foshan City Shunde District Cheering Garden Tools Co., Ltd. is controlled by Natthapong Thipjaroey, a former President and director of the Company. Alchemist Holdings, LLC is controlled by Robert Oblon, the Chairman of the Company’s Board of Directors at the time of this report. Bear Bull Market Dividends, Inc. is controlled by Kenyatto M. Jones.

[2]	Beneficial ownership is determined in accordance with the Rule 13d-3(d)(1) of the Exchange Act, as amended and generally includes voting or investment power with respect to securities. Pursuant to the rules and regulations of the SEC, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group and includes shares that could be obtained by the named individual within the next 60 days.

[3]	Calculated after giving effect to the conversion and voting rights of the various classes of securities issued and outstanding.

[4]	Each share of Class B Common Stock shall be convertible at any time into one share of Common Stock at the option of the holder. Mr. Oblon, the Chairman or our Board of Directors at the time of this report, controls Alchemist Holdings, LLC and is deemed to be the beneficial owner of 7,500,000 shares of our Class B Common Stock owned by Alchemist Holdings, LLC at the time of this report.

[5]	For a period of ten (10) years from the date of issuance of shares of Series A Preferred Stock, the holders may elect to convert each share of Series A Preferred Stock into one share of the Company’s Common Stock. Mr. Oblon, the Chairman or our Board of Directors at the time of this report, controls Alchemist Holdings, LLC and is deemed to be the beneficial owner of 50,000,000 shares of our Series A Preferred Stock owned by Alchemist Holdings, LLC at the time of this report.

[6]	For a period of ten (10) years from the date of issuance of shares of Series B Preferred Stock, the holders may elect to convert each share of Series B Preferred Stock into ten shares of the Company’s Common Stock. Mr. Oblon, the Chairman or our Board of Directors at the time of this report, controls Alchemist Holdings, LLC and is deemed to be the beneficial owner of 7,500,000 shares of our Series B Preferred Stock owned by Alchemist Holdings, LLC at the time of this report.

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item 5. directors and executive officers.

Committees of the Board of Directors

The registrant’s Board of Directors from time to time may appoint directors to serve in committees. As of the date hereof, the Board of Directors has not appointed committees due to the limited number of directors currently serving.

The names, addresses, ages and positions of our executive officers and directors are set forth below:

Name	Age	Position(s)
Robert Oblon	53	Chairman of the Board of Directors
John “JT” Thatch	56	President, Chief Executive Officer and Director
Frank A. Walters	70	Secretary, Treasurer, Principal Financial Officer and Director
Jordan Brock	36	Vice President and Director

Robert Oblon has been the visionary architect and Chief Executive Officer of Alchemist Holdings, LLC for over five years, and of Four Oceans Holdings, Inc. and its predecessor companies, for five years prior to the registrant’s acquisition of Four Oceans Holdings, Inc. on September 29, 2017. Four Oceans Holdings, Inc. is now a wholly owned subsidiary of the registrant. For more than 20 years, Mr. Oblon has been at the forefront of some of today’s leading marketing companies, such as WorldVentures, Your Success Network, and Travopoly Travel. During this time, Mr. Oblon has successfully led both product and business initiatives that empower entrepreneurs to achieve their business goals.

John “JT” Thatch is an accomplished, energetic, entrepreneur-minded executive with the vision and knowledge to create growth and shareholder value for an organization. Mr. Thatch has served as President, Chief Executive Officer and a Director of the registrant since March 2018. From 2009 to 2016, Mr. Thatch served as Chief Executive Officer for universal education and, from 2016 to present, as the Managing Member of Superior Wine and Spirits, LLC, a Florida-based wholesale distributor of wine and spirits. From 2000 to 2005, Mr. Thatch served as CEO of CUI Global, Inc., a publicly traded technology company that Mr. Thatch took public in the year 2000. Prior to that, Mr. Thatch had started, owned and operated several businesses of various size and industries, including businesses in the service, retail, wholesale, education, finance, real estate management and technology industries. In addition, Mr. Thatch has served as a consultant and interim CEO of two other public companies, Dtomi and Innova Pure Water, advising their Board of Directors on growth strategies and organizational structure.

Frank A. Walters has served for more than 30 years as a CFO and COO in companies in the manufacturing, distribution, direct selling, management consulting, staffing, and financial services sectors. From 2012 to 2018, Mr. Walters served as Chief Financial Officer of Columbia Advisory Group, a Dallas, Texas-based Information Technology (IT) consulting firm. From 2006 to 2010, Mr. Walters served as Chief Financial Officer of WorldVentures, a Plano, Texas-based direct selling travel company. From 1999 to 2012, Mr. Walters served as President of Kestral Financial, which provided CFO and operational support for startup and emerging growth companies. Mr. Walters is a graduate of Illinois State University and is a Certified Public Accountant.

Jordan Brock currently serves as Vice President of Business Development and is a member of the Board of Director of the registrant. From December 2016 to March 2018, Mr. Brock served as President, Chief Executive Officer and a Director of the registrant. From 2011 to present, Mr. Brock has also served as Vice President of Business Development of GoodThink, Inc., a Dallas, Texas-based leading Positive Psychology corporate consulting firm where he is responsible for strategic direction and business initiatives. Mr. Brock is a graduate of Abilene Christian University with a BA degree in Business Management and of Oklahoma Christian University with an MBA in eCommerce.

Family Relationships

There are no family relationships among the Directors and Executive Officers of the registrant.

Involvement in Legal Proceedings

No Executive Officer or Director of the registrant has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding that is currently pending. In addition, no Executive Officer of the registrant is the subject of pending legal proceedings.

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As of the date hereof, no Executive Officer or Director of the registrant is involved in any bankruptcy petition by or against any business in which they are a general partner or executive officer at this time or within two years of any involvement as a general partner, executive officer, or director of any business.

ITEM 6. EXECUTIVE COMPENSATON.

We are a Smaller Reporting Company, as defined in Rule 12b-2 of the Exchange Act. Accordingly, we have omitted certain information called for by this Item as permitted by applicable scaled disclosure rules.

Executive Compensation

The table below summarizes all compensation awarded to, earned by, or paid to named executive officers of the registrant for all services rendered in all capacities to us for the period from inception (May 5, 2017) through April 30, 2018:

SUMMARY COMPENSATION TABLE
Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Warrant and Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
John “JT” Thatch President and Chief Executive Officer (2)	2018	40,000	-	900,000	-	3,000	948,594
Frank A. Walters Secretary, Treasurer, Principal Financial Officer (3)	2018	30,000	-	690,000	-	2,700	722,700
Jordan Brock Vice President (4)	2018	-	-	-	-	33,351	33,351

(1)	Table reflects principal position held by each named officer as of October 26, 2018.

(2)	Mr. Thatch was appointed by the Company’s Board of Directors to the position of President, Chief Executive Officer and Director effective on March 1, 2018. The amounts reported above include salary of $7,500 and other compensation of $4,000 deferred at the election of Mr. Thatch. All other compensation reported above represents car allowance.

(3)	Mr. Walters and the Company entered into an employment agreement effective March 4, 2018. Mr. Walters did not receive remuneration of any kind from the Company for his services prior to March 4, 2018. The amounts reported above include salary of $7,500 deferred at the election of Mr. Walters. All other compensation reported above represents car allowance.

(4)	Mr. Brock served as President, Chief Executive Officer and Director of the Company until March 1, 2018. For the period from inception (May 5, 2017) through April 30, 2018, Mr. Brock earned $33,351 for consulting services provided to the Company.

Narrative Discussion to Summary Compensation Table

The Company is an emerging growth company with no significant sales activity prior to December 2017 and its executive officers and directors had agreed to work without remuneration until such time as the Company generated sufficient sales to provide funding for such remuneration. The Company’s Board of Directors has the ultimate responsibility for authorizing the timing and amount of compensation programs for the Company’s directors, executive officers and key employees based upon such factors as historical cash flow from operations, availability of funding from the issuance of equity securities and debt, company product sales revenue, anticipated cash expenditures, accounts receivable balance, accounts payable, notes payable, and anticipated debt service and the available cash balance.

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Effective March 1, 2018, the Company’s Board of Directors appointed Mr. John (“JT”) Thatch to the position of President, Chief Executive Officer and a director of the Company. In connection with such appointment, the Company and Mr. Thatch entered into an executive employment agreement (the “Executive Agreement”). Pursuant to the terms of the Executive Agreement, Mr. Thatch is entitled to receive a base salary of $20,000 per month. In addition, effective March 1, 2018, the Company issued to Mr. Thatch fully-vested warrants to purchase 5,000,000 shares of the Company’s Series A Preferred Stock at a price equal to par value, $0.0001 per share. Pursuant to the terms of the Executive Agreement, effective as of January 1, 2019, Mr. Thatch shall be entitled to receive an additional warrant to purchase up to 10% of the then issued and outstanding shares of (a) the Company’s Common Stock – Class A, (b) the Company’s Series A Preferred Stock, and (c) the Company’s Series C Preferred Stock, each at a price equal to par value, $0.0001 per share. On March 27, 2018, the Company and Mr. Thatch entered into an Addendum to Executive Employment Agreement to further clarify the provisions of Section 3.3(a) of the Executive Agreement. Pursuant to the terms of the Executive Agreement, in the event of termination of employment without cause, any unvested shares of stock and stock warrants held by Mr. Thatch shall immediately vest in full. In addition, in the event of a change in control of the Company, as defined in the Executive Agreement, any right to acquire or receive shares shall immediately accelerate.

On March 4, 2018, the Company and Mr. Frank A. Walters entered into an employment agreement (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Walters is entitled to receive a base salary of $15,000 per month. In addition, effective March 4, 2018, the Company issued to Mr. Walters fully vested options to purchase up to 3,000,000 shares of the registrant’s Series A Preferred Stock at a price equal to par value, $0.0001 per share.

On April 12, 2018, the Company and Mr. Robert Oblon entered into a contractor agreement (the “Agreement”) effective April 1, 2018. Pursuant to the terms of the Agreement, Mr. Oblon is compensated for his services as Chairman of the Board of Director at the rate of $10,000 per month. In August 2018, Mr. Oblon and the Company entered into an amendment to the Agreement pursuant to which Mr. Oblon’s compensation rate increased to $25,000 per month, effective August 1, 2018.

For the period from inception (May 5, 2017) through April 30, 2018, Mr. Jordan Brock received $33,531fom the Company for consulting services.

Stock Awards Plan

The registrant has not adopted a Stock Awards Plan but may do so in the future. The terms of any such plan have not been determined.

Compensation of Directors

The table below summarizes all compensation awarded to, earned by, or paid to our directors for all services rendered in all capacities to us for the period from inception (May 5, 2017) through April 30, 2018:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert Oblon (2)	10,000	-	-	-	-	-	18,081
Jordan Brock	-	-	-	-	-	-	-
John “JT” Thatch	-	-	-	-	-	-	-
Frank A. Walters	-	-	-	-	-	-	-

(1)	As more fully discussed under Executive Compensation above, directors of the Company had agreed to work without remuneration until such time as the Company generated sufficient sales to provide funding for such remuneration. Messrs. Brock, Thatch and Walters did not receive compensation for their services as directors distinct and separate from any compensation described under Executive Compensation above.

(2)	Pursuant to the terms of a contractor agreement entered into with Mr. Oblon on April 12, 2018, Mr. Oblon received compensation for his services as Chairman of the Board of Director at the rate of $10,000 per month effective April 1, 2018. In August 2018, Mr. Oblon and the Company entered into an amendment to the contractor agreement pursuant to which Mr. Oblon’s compensation rate increased to $25,000 per month, effective August 1, 2018.

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Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of April 30, 2018:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION or WARRANT AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options or Warrants (#) Exercisable	Number of Securities Underlying Unexercised Options or Warrants (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option or Warrant Exercise Price ($)	Option or Warrant Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John“JT” Thatch	5,000,000	-	-	$0.0001	-	-	-	-	-
Frank A. Walters	3,000,000	-	-	$0.0001	-	-	-	-	-
Jordan Brock	-	-	-	-	-	-	-	-	-

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ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Alchemist Holdings, LLC

In connection with the Company’s acquisition of Total Travel Media, the Company issued 7,500,000 shares of its Series B Preferred Stock and 7,500,000 shares of its Common Stock Class B to Alchemist Holdings, which is controlled by the Chairman of our Board. In connection with the Company’s acquisition of Four Oceans, the Company issued 50,000,000 shares of its Series A Preferred Stock to Alchemist. The information contained in Note 1 of the Notes to Consolidated Financial Statements in Item 8 — “Financial Statements and Supplementary Data” contained in our Annual Report on Form 10-K for the period from May 5, 2017 (inception) to April 30, 2018 is incorporated herein by reference.

On March 15, 2017, the Company entered into a Consultancy and Marketing Agreement with Alchemist pursuant to which Alchemist provides marketing and consulting services, tools, websites, video production, and event management services to the Company. The Agreement shall remain in effect until the completion of the services. The Agreement may be terminated by the Company, by giving 14 calendar days written notice of such termination. For the period from inception (May 5, 2017) to April 30, 2018, consulting expenses incurred pursuant to this agreement were $836,640. These expenses are included in the research and development expenses in our consolidated statement of operations.

Bear Bull Market Dividends, Inc.

In connection with the Company’s acquisition of Total Travel Media, the Company issued 2,500,000 shares of its Series B Preferred Stock and 2,500,000 shares of its Common Stock Class B to Bear Bull, a significant shareholder of Sharing Services. In connection with the Company’s acquisition of Four Oceans, the Company also issued 20,000,000 shares of its Series A Preferred Stock to Bear Bull.

On April 7, 2017, the Company issued a promissory note (that carried an annual interest rate of 12%) to Bear Bull for $16,500. The note principal plus accrued but unpaid interest was repaid in April 2018.

As part of the acquisition of Four Oceans, the Company recorded a deemed dividend of $18,750,000 to the related parties for value of the shares issued for this transaction.

Director Independence

Currently, each member of the registrant’s Board of Directors, except Mr. Oblon, is an officer or an executive officer on the Company. Mr. Oblon is the chairman of the registrant’s Board of Director and receives compensation solely for his services in that capacity.

ITEM 8. LEGAL PROCEEDINGS.

We may be involved, from time to time, in claims and lawsuits incidental to the conduct of our business in the ordinary course. We carry insurance coverage in such amounts as we believe to be reasonable under the circumstances and that may or may not cover any or all of our liabilities in respect of these matters. We do not believe that the ultimate resolution of these matters will have a material adverse impact on our consolidated financial position, cash flows or results of operations.

We are subject to a number of U.S. federal, state and local laws and regulations. These laws and regulations govern, among other things, labor relations, the labeling and safety of the products we sell, and the methods we use to sell these products. We believe that we are in material compliance with all such laws and regulations, although no assurance can be provided that this will remain true indefinitely in the future.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

We are a Smaller Reporting Company, as defined in Rule 12b-2 of the Exchange Act. Accordingly, we have omitted certain information called for by this Item as permitted by applicable scaled disclosure rules.

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Market Price of the Registrant’s Common Equity

Our common stock is currently quoted on the OTCQB stock market, under the symbol “SHRV.” Prior to September 5, 2018, our common stock was quoted on the OTC Pink stock market. Prior to March 7, 2017, there was no established public trading market for the Company’s common stock. The following table sets forth the high and low sales prices of our common stock during the period from March 7, 2017 (commencement of trading) to April 30, 2018.

Quarter Ended	High	Low
Fiscal year ending April 30, 2019:
July 31, 2018	$0.45	$0.21
Fiscal year ended April 30, 2018:
April 30, 2018	$0.59	$0.13
January 31, 2018	$0.45	$0.13
October 31, 2017	$1.07	$0.16
July 31, 2017	$1.15	$0.58
Period ended April 30, 2017:
April 30, 2017	$1.01	$0.52

Holders

As of October 24, 2018, there were 100 stockholders of record of our common stock.

Dividends

We have not declared or paid dividends at any time during the period from March 7, 2017 (commencement of trading) to April 30, 2018. We do not anticipate paying regular cash dividends on our common stock in the foreseeable future. Any payment of future cash dividends will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition, contractual restrictions (including those present in the agreements governing our Convertible Preferred Stock and our debt) and general business conditions.

We are a Smaller Reporting Company, as defined in Rule 12b-2 of the Exchange Act. Accordingly, we have omitted certain information called for by this Item as permitted by applicable scaled disclosure rules.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

(a) Securities Sold

Series A Convertible Preferred Stock

In May 2017, the Registrant issued 5,628,750 shares of its Series A Convertible Preferred Stock, $0.0001 par value, in connection with its acquisition of an equity interest in 212 Technologies, LLC.

In September 2017, the Registrant issued 75,000,000 shares of its Series A Convertible Preferred Stock in connection with its acquisition of Four Oceans Holdings, Inc. Please see Item 7 – “Certain Relationships and Related Transactions, and Director Independence” above.

In September 2017, the Registrant also issued 500,000 shares of its Series A Convertible Preferred Stock in connection with its acquisition of an equity interests in LEH Insurance Group LLC.

During the period from May 5, 2017 (inception) to April 30, 2018, the Registrant issued, in the aggregate, 750,000 shares of its Series A Convertible Preferred Stock in connection with its acquisition of an equity interests in Medical Smart Care, LLC.

During the period from May 5, 2017 (inception) to April 30, 2018, the Registrant also issued, in the aggregate, 1,065,790 shares of its Series A Convertible Preferred Stock to certain consultants in exchange for services provided.

In April 2018, the Registrant issued 3,750,000 shares of its Series A Convertible Preferred Stock, in the aggregate, in connection with its acquisition of equity interests in 561, LLC and America Approved Commercial, LLC.

In May 2018, the Registrant issued 5,000,000 shares of its Series A Convertible Preferred Stock, in the aggregate, in connection with its previously disclosed acquisitions of equity interests in 561, LLC and America Approved Commercial, LLC.

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In August 2018, the Registrant issued 1,250,000 shares of its Series A Convertible Preferred Stock, in the aggregate, in connection with its previously disclosed acquisitions of equity interests in 561, LLC and America Approved Commercial, LLC., and 250,000 shares of its Series A Convertible Preferred Stock in connection with its previously disclosed acquisition of an equity interests in Medical Smart Care, LLC.

In October 2018, the Company issued 500,000 shares of its Series A Convertible Preferred Stock in connection with its previously disclosed acquisition of an equity interest in LEH Insurance Group LLC.

For a period of 10 years from the date of issuance, each share of the Registrant’s Series A Convertible Preferred Stock is convertible into one share of the Company’s common stock.

Series B Convertible Preferred Stock

In September 2017, the Registrant issued 10,000,000 shares of its Series B Convertible Preferred Stock, $0.0001 par value, in connection with its acquisition of Total Travel Media, Inc. Please see Item 7 – “Certain Relationships and Related Transactions, and Director Independence” above.

For a period of 10 years from the date of issuance, each share of the Company’s Series B Convertible Preferred Stock is convertible into one share of the Company’s common stock.

Series C Convertible Preferred Stock

During the period from May 5, 2017 (inception) to April 30, 2018, the Registrant issued, in the aggregate, 3,950,000 shares of its Series C Convertible Preferred Stock, $0.0001 par value, in connection with stock subscription agreements.

In August 2018, the Registrant issued 80,000 shares of its Series C Convertible Preferred Stock in connection with stock subscription agreements.

In September 2018, the Registrant issued 30,000 shares of its Series C Convertible Preferred Stock in connection with stock subscription agreements.

For a period of 10 years from the date of issuance, each share of the Company’s Series C Convertible Preferred Stock is convertible into one share of the Company’s common stock.

The issuance of Class C Convertible Preferred Stock was implemented pursuant to an exemption to registration under Regulation D. All purchasers were accredited investors and total purchase did not exceed $1,000,000. All purchasers executed appropriate disclosure documents prior to purchase, had been provided appropriate current information regarding disclosure of operations and financial condition of the Company prior to issuance of said shares. The Company has filed Form 10-Q and 10-K for the preceding three years, or for such shorter period that the Company was required to file such reports. Accordingly, all required information was provided and available to purchasers.

Common Stock Class A

Prior to April 30, 2018, the Registrant had issued, in the aggregate, 5 6,170,000 shares of its common stock. Shares of the Registrant’s common stock are registered pursuant to Section 12(b) of the Securities Act of 1933.

Common Stock Class B

Prior to April 30, 2018, the Registrant had issued, in the aggregate, 10,000,000 shares of its common stock (Class B). Shares of all classes of the Registrant’s common stock are registered pursuant to Section 12(b) of the Securities Act of 1933.

(b) Underwriters and Other Purchasers

None

(c) Consideration and Use of Proceeds

The Registrant received no cash proceeds from the aforementioned issuances of shares of its Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

Cash proceeds of $1,015,000 were received from the aforementioned issuances of its Series C Convertible Preferred Stock and were used to fund working capital. There were no underwriting discounts or commissions involved in such issuances.

(d) Exemption from Registration Claimed

The aforementioned sales of securities were made in reliance upon the exemption offered under Section 4(a)(2) of the Securities Act of 1933.

26

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Common Stock, $0.0001 par value per share

The Common Stock of the Registrant is divided into two classes: Class A Common Stock (hereafter referred to as the “Common Stock”) and Class B Common Stock. There are 500,000,000 shares of Common Stock, $0.0001 par value per share, and 10,000,000 shares of Class B Common Stock, $0.0001 par value per share, authorized. The shares of each class of common stock are identical except that the holders of the Class B Common Stock are entitled to elect a majority of the Board of Directors and the holders of the Common Stock elect the remainder of the directors. Each share of Class B Common Stock is convertible at any time into one share of Common Stock at the option of the holder.

The securities to be registered pursuant to this registration statement are the Registrant’s shares of Common Stock currently quoted in the OTCQB stock market under the symbol SHRV. At September 30, 2018, there were 57,092,000 shares of the Registrant’s Common Stock issued and outstanding, excluding 10,000,000 shares of Class B Common Stock issued and outstanding.

Each holder of Common Stock is entitled to one vote for each share of such stock standing in his name on the books of the Corporation. Dividends on the Common Stock may be declared and paid at the sole discretion of the Board of Directors and after the payment or declaration and setting aside for payment of the full cumulative dividends for all prior and then current dividend periods as it relates to all outstanding shares of Preferred Stock and after setting aside all stock purchase funds or sinking funds, if any, required to be set aside with respect to the Preferred Stock.

Upon any dissolution, liquidation or winding up of the Corporation, after there have been paid to or set aside for payment for the holders of all outstanding shares of Preferred Stock the full preferential amount to which they are respectively entitled to receive, pro-rata in accordance with the number of shares of each class outstanding, all the remaining assets of the Corporation will be available for distribution to the holder of the Common Stock.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to the Registrant’s Amended and Restated Articles of Incorporation and Bylaws, the Registrant may indemnify any person (including his estate) made or threatened to be made a party to any suit or proceeding, whether civil or criminal, by reason of the fact that he was a director or officer of the Registrant or served at the Registrant’s request as a director or officer of a subsidiary of the Registrant, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney fees actually and necessarily incurred as a result of such threat, suit or proceeding, or any appeal therein, to the fullest extent permitted by the General Corporation Law of the State of Nevada.

27

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following condensed consolidated balance sheets as of July 31, 2018 and April 30, 2018, and the condensed consolidated statements of earnings, condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows for the three months ended July 31, 2018 and for the period from May 5, 2017 (inception) to July 31, 2017 are those of Sharing Services, Inc. and subsidiaries. The audited consolidated financial statements of Sharing Services and the related notes included in our Annual Report on Form 10-K for the period from May 5, 2017 (inception) to April 30, 2018 are incorporated herein by reference.

Index to the Condensed Consolidated Financial Statements

For the Three Months Ended to July 31, 2018

28

SHARING SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31, 2018	April 30, 2018
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$785,554	768,268
Accounts receivable	1,699,505	1,556,472
Notes receivable	275,000	275,000
Inventory	857,859	236,335
Other current assets	437,777	145,636
Total Current Assets	4,055,695	2,981,711

Security deposits	41,920	21,055
Property and equipment, net	253,842	118,465
Investments in unconsolidated entities	4,007,188	2,757,188
TOTAL ASSETS	$8,358,645	5,878,419

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$786,662	525,075
Accrued and other current liabilities	4,045,362	3,619,608
Due to related parties	4,799	4,799
Current portion of convertible notes payable, net of unamortized debt discount of $770,617 and $772,398	480,383	247,602
Derivative liabilities	31,066,441	30,488,655
Total Current Liabilities	36,383,647	34,885,739

Convertible notes payable, net of unamortized debt discount of $41,908 and $44,427	8,092	5,573
TOTAL LIABILITIES	36,391,739	34,891,312
Commitments and contingencies
Stockholders’ Deficit
Preferred stock, $0.0001 par value, 200,000,000 shares authorized:
Series A convertible preferred stock, $0.0001 par value, 100,000,000 shares designated; 91,694,540 and 86,694,540 shares issued and outstanding as of July 31, 2018 and April 30, 2018, respectively	9,169	8,669
Series B convertible preferred stock, $0.0001 par value, 10,000,000 shares designated; 10,000,000 shares issued and outstanding	1,000	1,000
Series C convertible preferred stock, $0.0001 par value, 10,000,000 shares designated; 3,950,000 shares issued and outstanding	395	395
Common Stock, $0.0001 par value, 500,000,000 Class A shares authorized, 56,770,000 shares and 56,170,000 shares issued and outstanding as of July 31, 2018 and April 30, 2018, respectively	5,677	5,617
Common Stock, $0.0001 par value, 10,000,000 Class B shares authorized, 10,000,000 shares issued and outstanding	1,000	1,000
Additional paid in capital	26,596,079	25,423,589
Shares to be issued	94,500	196,500
Stock subscriptions receivable	(114,405)	(114,405)
Accumulated deficit	(54,626,509)	(54,535,258)
Total Stockholders’ Deficit	(28,033,094)	(29,012,893)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$8,358,645	5,878,419

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

29

SHARING SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months	Period from May 31,
	Ended	2017 (Inception) to
	July 31, 2018	July 31, 2017

Net sales	$12,930,726	$-
Cost of goods sold	4,964,010	-
Gross profit	7,966,716	-
Operating Expenses
Selling and marketing expenses	6,044,357	288,417
General and administrative expenses	1,585,186	303,796
Total operating expenses	7,738,744	592,213
Operating earnings (loss)	337,172	(592,213)
Other income (expense)
Interest expense, net	(402,586)	(26,609)
Change in fair value of derivative liabilities	(25,837)	(22,004)
Total other income (expense), net	(428,423)	(48,613)
Loss before income taxes	(91,251)	(640,826)
Income tax provision (benefit)	-	-
Net loss	$(91,251)	$(640,826)

Earnings (loss) per share:
Basic	$(0.00)	$(0.01)

Diluted	$(0.00)	$(0.01)

Weighted average common shares outstanding:
Basic	66,561,304	52,218,182

Diluted	66,561,304	52,218,182

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

30

SHARING SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Months	Period from May 31,
	Ended	2017 (Inception) to
CASH FLOWS FROM OPERATING ACTIVITIES:	July 31, 2018	July 31, 2017
Net loss	$(91,251)	$(640,826)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,947	200
Stock-based compensation expense	8,000	266,448
Amortization of debt discount	335,300	22,970
Change in fair value of derivative liabilities	25,837	22,004
Changes in operating assets and liabilities:
Accounts receivable	(143,034)	-
Inventory	(563,633)	-
Other current assets	(291,142)	-
Security deposits	(20,865)
Accounts payable	261,586	5,568
Accrued and other liabilities	413,998	499
Net Cash Used in Operating Activities	(57,257)	(323,137)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment	(118,723)	-
Cash from acquisition of subsidiaries	-	57,605
Cash paid for investments	-	(15,000)
Net Cash Used in Investing Activities	(118,723)	42,605
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes payable	325,000	35,000
Repayment of convertible notes payable	(136,734)	-
Proceeds from issuance of Series C Convertible preferred stock	-	333,500
Proceeds from issuance of common stock	40,000	-
Repayment of promissory notes payable	(35,000)	(15,000)
Proceeds from related parties	-	849
Net Cash Provided by Financing Activities	193,266	354,349

Increase in cash and cash equivalents	17,286	73,817
Cash and cash equivalents, beginning of period	768,268	-
Cash and cash equivalents, end of period	$785,554	$73,817

Supplemental cash flow information
Cash paid for interest	$41,972	$-
Cash paid for taxes	$-	$-
Supplemented disclosure of non-cash investing and financing activities:
Series A Convertible Preferred Stock issued for equity investments	$1,250,000	$1,407,188
Derivative liability recognized as debt discount	$325,000	$61,843

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

.

31

SHARING SERVICES, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended JULY 31, 2018

(Unaudited)

NOTE 1 –DESCRIPTION OF OPERATIONS AND BASIS OF PRESENTATION

The Company was originally formed to develop and market a taxi-ride sharing website and application (“web app”). Beginning in February 2017, the Company expanded its business model to also offer a wide range of travel and technology management and other products and services. In December 2017, the Company launched a wholly-owned subsidiary operating under the trade name “Elepreneurs.” One of Elepreneus’ leading product lines, “Elevate,” consists of Nutraceutical products that the Company terms “D.O.S.E.” (Dopamine, Oxytocin, Serotonin and Endorphins) and was developed and is owned by another of the Company’s wholly-owned subsidiaries, “Elevacity Global.” This product line has accelerated the Company’s growth during the last two quarters of the period from May 5, 2017 (inception) to April 30, 2018. The Company uses a direct-selling model and operates a subscription-based vacation portal. As part of its growth strategy, the Company has completed several strategic acquisitions and purchases of equity interests in certain companies as more fully discussed in our Annual Report on Form 10-K for the period from May 5, 2017 (inception) to April 30, 2018.

For financial accounting purposes, the acquisition of Total Travel Media was treated as a reverse acquisition in accordance with accounting principles generally accepted in the United States. Accordingly, for financial accounting purposes, Total Travel Media became the accounting acquirer and Sharing Services became the acquired company. Accordingly, the historical financial statements prior to the acquisition are those of the accounting acquirer, Total Travel Media, and have been prepared to give retroactive effect to the acquisition. Thus, the Company’s consolidated financial statements after the acquisition date include the combined balance sheets of Sharing Services and Total Travel Media, at historical cost, the historical results of operations and cash flows of Total Travel Media from its inception (May 5, 2017) and the results of operations and cash flows of Sharing Services from the acquisition date. In accordance with GAAP, goodwill was not recognized as a result of this transaction. Please see Note 1 of notes to the consolidated financial statements included in our Annual Report on Form 10-K for the period from May 5, 2017 (inception) to April 30, 2018 for more information about the acquisition of Total Travel Media.

The condensed consolidated interim financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the SEC, although we believe that the disclosures made are adequate to make the information not misleading. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Annual Report on Form 10-K of Sharing Services, Inc. and subsidiaries (“Sharing Services”, “we”, “us”, or the “Company”) for the period from May 5, 2017 (inception) to April 30, 2018.

Going concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which assumes the Company will be able to realize its assets and settle its liabilities in the ordinary course of its business for the foreseeable future. The Company is an emerging growth company and has not generated positive cash flows from operations. In addition, prior to its fiscal quarter ended January 31, 2018, the Company had not generated sales. Historically, the Company has funded its working capital needs and acquisitions primarily with capital transactions and with unsecured debt, including the issuance of convertible notes. The Company intends to continue to raise capital and use unsecured debt, including the issuance of convertible notes, from time to time in the future as needed to fund its working capital needs and strategic acquisitions.

The Company recently initiated comprehensive direct sales and social media marketing initiatives intended to promote its products and services and to drive long-term sales growth. There can be no assurance about the success of the Company’s growth initiatives and, accordingly, this raises reasonable doubt as to the Company’s ability to continue as a going concern. The Company believes it will be able to fund its working capital needs for the next 12 months with unsecured borrowings, including the issuance of convertible notes, capital transactions and, ultimately, cash from operations.

These consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

32

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

We adhere to the same accounting policies in the preparation of our condensed consolidated interim financial statements as we do in the preparation of our full-year consolidated financial statements. As permitted under GAAP, interim accounting for certain expenses is based on full-year assumptions.

Revenue Recognition

The Company derives revenue from the sale of health and wellness, energy, technology, insurance, training, media and travel products and services. The Company recognizes revenue upon the transfer of control of the promised goods and services to the customer. With respect to products and services sold, the transfer of control generally occurs when the customer receives and accepts the product or service. With respect to subscription-based services, including Elepreneur membership fees, the transfer of control generally occurs over time (generally one year or less). The timing of revenue recognition may differ from the time when we invoice and/or collect payment under the contract. Deferred sales revenue associated with our performance obligation for customers’ right of return were $72,400 at July 31, 2018, net of potential restocking fees of $0. Deferred revenue associated with our performance obligation for services offered on a subscription basis were $664,700 at July 31, 2018 and are expected to be recognized over one year.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and (iii) the reported amount of net revenues and expenses recognized during the periods presented. Actual results may differ from these estimates in amounts that may be material to our consolidated financial statements. We believe that the estimates and assumptions used in the preparation of our financial statements, including our condensed consolidated interim financial statements, are reasonable. In managements’ opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Accounting Changes

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which supersedes Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition. A core principle of the new guidance is that an entity should measure revenue in connection with its sale of goods and services to a customer based on the consideration to which the entity expects to be entitled in exchange for each of those goods and services. The new standard must be adopted using either the retrospective or cumulative effect transition method. For public companies, this amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. As required, the Company adopted ASU No. 2014-09, using the cumulative effect transition method, effective May 1, 2018 and its adoption did not have a material impact on its consolidated financial statements and business.

The impact of adopting the new revenue standard on our financial statements was not material and relates primarily to our customers’ right of return and to recognition of revenue from services offered on a subscription basis. We now defer revenue (and the related cost of goods sold) associated with our customers’ right of return. The impact of adopting the new standard on our revenue from subscription-based services was not significant due to the short subscription periods (general one year or less) and to our prior policy of recognizing revenue from subscription-based services ratably over the subscription period.

Historically, our sales returns have been approximately 2% of our consolidated net sales and our subscription-based revenues have been 1% of our consolidated net sales. In addition, the Company is an emerging growth company with limited sales history. Going forward, the Company will continue to monitor its sales returns history and its sales of subscription-based services, and the Company will continue to recognize revenue in proportion to the documented pattern of satisfaction by the Company of such customer rights. Further, the Company will provide the added disclosures required by ASU No. 2014-09 when material.

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”). ASU 2017-01 must be applied prospectively and provides a narrower framework to be used to determine if a set of assets and activities constitutes a business compared to the framework under the prior guidance and is generally expected to result in greater consistency in the application of ASC Topic No. 805, “Business Combinations.” For public companies, this amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. As required, the Company adopted ASU No. 2017-01 effective May 1, 2018 and its adoption did not have a material impact on its consolidated financial statements.

In February 2017, the FASB issued ASU No. 2017-05, “Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets.” The amendments clarified that nonfinancial assets that are within the scope of ASC Subtopic 610-20 may include nonfinancial assets transferred within a legal entity to a counterparty. For example, a parent may transfer control of nonfinancial assets by transferring ownership interests in a consolidated subsidiary. For public companies, this amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. As required, the Company adopted ASU No. 2017-05 effective May 1, 2018 and its adoption did not have a material impact on its consolidated financial statements.

33

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, Leases, which will require lessees to report on their balance sheets a right-of-use asset and a lease liability in connection with most lease agreements classified as operating leases under the prior guidance. Under the new guidance, the lease liability must be measured initially based on the present value of future lease payments, subject to certain conditions. The right-of-use asset must be measured initially based on the amount of the liability, plus certain initial direct costs. The new guidance further requires that leases be classified at inception as either (a) operating leases or (b) finance leases. For operating leases, periodic expense will generally be flat (straight-line) throughout the life of the lease. For finance leases, periodic expense will decline (similar to capital leases under prior rules) over the life of the lease. The new standard must be adopted using a modified retrospective transition method. For public companies, this amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. We have not yet adopted this accounting pronouncement and are currently evaluating the potential impact this standard may have on our consolidated financial position and consolidated results of operations.

NOTE 3 – FAIR VALUE MEASURENTS OF FINANCIAL INSTRUMENTS

Our financial instruments consist of cash equivalents, trade accounts receivable, accounts payable, notes payable and derivative liabilities. The carrying amounts of cash equivalents, accounts receivable and accounts payable approximate their respective fair values due to the short-term nature of these financial instruments.

There were no transfers between the levels of the fair value hierarchy during the periods covered by the accompanying consolidated financial statements.

Consistent with the valuation hierarchy described above, we categorized certain of our financial assets and liabilities as follows:

	July 31, 2018
	Total	Level 1	Level 2	Level 3
Assets
Investment in unconsolidated entities	$4,007,188	$-	$-	$4,007,188
Total assets	$4,007,188	$-	$-	$4,007,188
Liabilities
Derivative liabilities	31,066,441	-	-	31,066,441
Notes Payable	140,000	-	140,000	-
Total liabilities	$31,206,441	$-	$140,000	$31,066,441

	April 30, 2018
	Total	Level 1	Level 2	Level 3
Assets
Investment in unconsolidated entities	$2,757,188	$-	$-	$2,757,188
Total assets	$2,757,188	$-	$-	$2,757,188
Liabilities
Derivative liabilities	30,172,153	-	35,000	30,137,153
Total liabilities	$30,172,153	$-	$35,000	$30,137,153

34

NOTE 4 – EARNINGS (LOSS) PER SHARE

We calculate basic earnings (loss) per share by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is calculated similarly but reflects the potential impact of outstanding stock warrants and other commitments to issue common stock, including shares issuable upon the conversion of convertible notes outstanding, except where the impact would be anti-dilutive.

The following table sets forth the computations of basic and diluted loss per share:

	Three months ended July 31, 2018	Period from May 5, 2017 (Inception) to July 31, 2017
Net loss	$(91,251)	$(640,826)
Weighted average basic shares	66,561,304	52,218,182
Dilutive securities and instruments	-	-
Weighted average diluted shares	66,561,304	52,218,182

Basic loss per share	$-	$(0.01)
Diluted loss per share	$-	$(0.01)

The potentially dilutive instruments outstanding as of July 31, 2018 and 2017, were as follows:

	July 31, 2018	July 31, 2017
Stock warrants	7,243,333	-
Stock options	3,000,000	-
Convertible notes	98,287,940	243,284
Convertible Preferred Stock	105,644,540	17,754,540
Total potential incremental shares	214,175,813	17,997,824

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at July 31, 2018 and April 30, 2018:

	July 31, 2018	April 30, 2018
Furniture and fixtures	$131,560	$84,289
Office equipment	55,163	18,102
Computer equipment and software	35,471	15,039
Leasehold improvements	50,448	11,888
Total property and equipment	272,642	129,318
Accumulated depreciation and amortization	(18,800)	(10,853)
Property and equipment, net	$253,842	$118,465

Depreciation and amortization expense was $7,947 for the three months ended July 31, 2018, and $200 for the period from May 5, 2017 (inception) to July 31, 2017.

NOTE 6 – INVESTMENTS IN UNCONSOLIDATED ENTITIES

212 Technologies, LLC

On May 21, 2017, the Company entered into a Stakeholder and Investment Agreement pursuant to which it acquired a 24% interest in 212 Technologies, LLC (“212 Tech”), a Montana limited liability company, in exchange for 5,628,750 shares of its Series A Convertible Preferred Stock with a deemed value of $0.25 per share, or $1,407,188, and $100,000 in cash. 212 Tech is a developer of end-to-end online marketing and direct sales software systems.

Under the terms of the Stakeholder and Investment Agreement, the Company has the option to acquire an additional 24% interest in 212 Tech at a future date in exchange for an additional 10,000,000 shares of the Company’s Series A Convertible Preferred Stock, when both of the following conditions have been met: (i) one year has passed from the Closing Date; and (ii) the closing price of the Company’s common stock equals or exceeds $10.00 per share, as reported by OTC Markets, Inc. The Company, in exchange, received a non-exclusive, non-royalty bearing, perpetual, worldwide license of certain the intellectual property rights of 212 Tech.

35

561 LLC

On October 4, 2017, the Company entered into a Share Exchange Agreement pursuant to which it acquired a 25% interest in 561 LLC in exchange for 2,500,000 shares of our Series A Convertible Preferred Stock with a deemed value of $0.25 per share, or $625,000, to be issued in four equal instalments over time. Pursuant to the terms of the Share Exchange Agreement, in May 2018, the Company increased its cumulative equity interest in 561 LLC to 40% in exchange for 2,500,000 shares of its Series A Convertible Preferred Stock. As of July 31, 2018, the Company had issued 4,375,000 shares of its Series A Convertible Preferred Stock (with a deemed value of $1,093,750) in connection with its acquisition of 561 LLC.

Under the terms of the Share Exchange Agreement, the sellers shall be entitled to an additional 2,500,000 shares of the Company’s Series A Convertible Preferred Stock when both of the following conditions have been met: (a) one year has passed from the Closing Date and (b) the closing bid price of the Company’s common stock equals or exceeds $5.00 per share, as reported by OTC Markets, Inc.

America Approved Commercial LLC

On October 4, 2017, the Company entered into a Share Exchange Agreement pursuant to which it acquired a 25% interest in America Approved Commercial LLC (“AAC”) in exchange for 2,500,000 shares of our Series A Convertible Preferred Stock with a deemed value of $0.25 per share, or $625,000, to be issued in four equal instalments over time. Pursuant to the terms of the Share Exchange Agreement, in May 2018, the Company increased its cumulative equity interest in AAC to 40% in exchange for 2,500,000 shares of its Series A Convertible Preferred Stock. As of July 31, 2018, the Company had issued 4,375,000 shares of its Series A Convertible Preferred Stock (with a deemed value of $1,093,750) in connection with its acquisition of AAC.

Under the terms of the Share Exchange Agreement, the sellers shall be entitled to an additional 2,500,000 shares of the Company’s Series A Convertible Preferred Stock when both of the following conditions have been met: (a) one year has passed from the Closing Date and (b) the closing bid price of the Company’s common stock equals or exceeds $5.00 per share, as reported by OTC Markets, Inc

Medical Smart Care LLC

On October 4, 2017, the Company entered into a Share Exchange Agreement pursuant to which it acquired a 40% interest in Medical Smart Care LLC (“Smart Care”) in exchange for 1,000,000 shares of its Series A Preferred Stock with a deemed value of $0.25 pure share, or $250,000, in four equal installments as follows: (a) 250,000 shares were issued within 5 days of the Closing Date (b) 250,000 shares were issued on or before December 31, 2017; (c) 250,000 shares were issued on or before April 30, 2018; and 250,000 shares are to be issued on or before August 31, 2018. As of July 31, 2018, the Company had issued 750,000 shares of its Series A Convertible Preferred Stock (with a deemed value of $187,500) in connection with the acquisition of Smart Care.

LEH Insurance Group LLC

On October 4, 2017, the Company entered into a Share Exchange Agreement pursuant to which it acquired a 40% interest in LEH Insurance Group LLC (“LEHIG”) in exchange for 500,000 shares of its Series A Preferred Stock with a deemed value of $0.25 per share, or $125,000. Under the terms of the Share Exchange Agreement, the sellers were entitled to an additional 500,000 shares of the Company’s Series A Preferred Stock if/when the following condition was been met: prior to December 31, 2018, LEHIG has booked contracts representing insurance premiums of no less than $500,000. In October 2018, upon LEHIG meeting this condition, the Company issued additional 500,000 shares of its Series A Preferred Stock to the sellers.

In addition, under the terms of the Stakeholder and Investment Agreement, the sellers shall be entitled to an additional 500,000 shares of the Company’s Series A Preferred Stock when the following condition has been met: prior to December 31, 2018, LEHIG has booked contracts representing insurance premiums of no less than $1,000,000. As of July 31, 2018, the Company had issued 500,000 shares of its Series A Convertible Preferred Stock (with a deemed value of $125,000) in connection with the acquisition of LEHIG.

Company made these investments consistent with its strategy to grow its business organically and by making strategic acquisitions of businesses and technologies that augment its products portfolio. Specifically, each of these investees own and market products that fit the Company’s direct selling model and add to its products portfolio. However, the Company does not, directly or indirectly, hold a controlling financial interest in any of these investees (as the phrase “controlling financial interest” is defined in GAAP). Thus, the Company does not report these investees on a consolidated basis. In addition, the Company does not exert influence over the operations or policies of the investees. For example, the members of management of each investee are independent of the Company’s officers and directors. Further, the Company’s officers, directors, and management are not involved in the operations or policies of the investees. Accordingly, the Company accounts for its investment in these investees on the cost basis.

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NOTE 7 - ACCRUED AND OTHER CURRENT LIABILITIES

Accrued and other current liabilities consist of the following as of July 31, 2018 and April 30, 2018:

	July 31, 2018	April 30, 2018
Accrued sales commissions	$1,850,615	$2,091,081
Deferred sales revenues	1,356,927	1,096,180
Accrued expenses	187,071	252,259
Accrued investments payable	83,490	45,000
Notes payable	140,000	35,000
Accrued interest payable	62,505	34,644
Other accrued liabilities	364,754	65,444
	$4,045,362	$3,619,608

Accrued sales commissions consist of commissions and certain bonuses earned by the Company’s independent sales representatives of the Company in accordance with the Company’s compensation plan.

Deferred sales revenues are comprised of product sales billed but not shipped the balance sheet date, the unearned portion of various annual memberships and other products sold on an annual basis, and amount associated with unsettled performance obligations.

In May 2018, the Company entered into an agreement with Global Payroll Gateway (“GPG”) pursuant to which GPG now provides certain wholesale merchant services to Sharing Services and its subsidiaries. In connection with the agreement, in May 2018, GPG granted Sharing Services an interest-free loan in the amount of $500,000 to be repaid out of funds due to Sharing Services in connection with merchant transactions processed by GPG for Sharing Services. As of the date of this Quarterly Report, this loan has been repaid in full. In addition, in August 2018, GPG granted Sharing Services an interest-free loan in the amount of $500,000 to be repaid, in daily instalments of $5,556, out of funds due to Sharing Services in connection with merchant transactions processed by GPG for Sharing Services. The unpaid balance on the note ($140,000) is included in accrued and other current liabilities in our consolidated balance sheet at July 31, 2018.

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NOTE 8 - CONVERTIBLE NOTES PAYABLE

Convertible notes payable consisted of the following as of July 31, 2018 and April 30, 2018:

Issuance Date	Maturity Date	Conversion Price (per share)	July 31, 2018	April 30, 2018
September 2017	March 2018	$0.005	$15,000	$15,000
October 2017	October 2022	$0.15	50,000	50,000
November 2017	November 2018	Variable	50,000	50,000
November 2017	May 2018	$0.0025	5,000	5,000
December 2017	September 2018	Variable	-	100,000
January 2018	January 2019	$0.0025	250,000	250,000
February 2018	February 2019	$0.0025	250,000	250,000
March 2018	March 2019	$0.01	250,000	250,000
April 2018	April 2019	$0.01	100,000	100,000
May 16, 2018	May 2019	Variable	203,000	-
July 2018	July 2019	Variable	128,000	-
Total convertible notes payable			1,301,000	1,070,000
Less: debt discount and deferred financing fees			(812,525)	(816,825)
			488,475	253,175
Less: current portion of convertible notes payable			480,383	247,602
Long-term convertible notes payable			$8,092	$5,573

All the Company’s convertible notes are convertible, at the option of the holder, into shares of the Company’s common stock. As indicated above, certain of the Company’s convertible notes are convertible at a variable conversion price, a conversion price based on the market price for Company’s common stock. Borrowings on all the Company’s convertible notes bear interest at the annual rate of 12%.

On May 16, 2018, the Company entered into a financing transaction whereby the Company borrowed $203,000 (prior to $3,000 in financing costs) from Power UP Lending Group Ltd., an accredited investor, in exchange for the issuance by the Company of a promissory note in favor of the lender. In addition, on July 2, 2018, the Company entered into a financing transaction whereby the Company borrowed $128,000 (prior to $3,000 in financing costs) from Power UP Lending Group Ltd. in exchange for the issuance by the Company of a promissory note in favor of the lender. The notes bear interest at 12% and mature one year from each respective issuance date. Net proceeds from the notes, in the aggregate, were $325,000. Each note is convertible into shares of the Company’s common stock at any time following 180 days from the issuance date.

On June 29, 2018 the Company paid $143,211 (including accrued but unpaid interest), to settle in full a convertible note in the principal amount of $100,000. During the three months ended July 31, 2018, the Company recorded prepayment penalties of $36,734 and accrued interest payable of $6,477 and recognized a gain of $121,823 resulting from the change in the fair value of this derivative liability, in connection with this note.

In the three months ended July 31, 2018 and the period from May 5, 2017 (inception) to July 31, 2017, the Company recognized amortization expense related to the debt discount and deferred financing fees of $335,300 and $22,970, respectively, which is included in interest expense in our consolidated statements of operations. The Company also recorded interest of $74,448 (including the prepayment penalty discussed above) and $2,140 in connection with its convertible notes payables, in the three months ended July 31, 2018 and the period from May 5, 2017 (inception) to July 31,2017, respectively.

NOTE 9 - DERIVATIVE LIABILITIES

The Company determined that the conversion feature on its convertible notes and stock warrants should be classified as a derivative liability, under the ASC 815 guidance, since the conversion rate is tied to the market price of the Company’s common stock and, accordingly, there is no explicit limit to the number of shares issuable upon conversion due to contingencies affecting the conversion rate.

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The Company determined that its derivative liabilities must be classified in Level 3 of the three-level hierarchy for measuring fair value (please see Note 3) and uses a multi-nominal lattice model to calculate the fair value of these liabilities. The multi-nominal lattice model requires six basic data inputs: (1) the exercise, conversion or strike price, (2) the expected life (in years), (3) the risk-free interest rate, (4) the current stock price, (5) the expected volatility for the Company’s common stock, and (6) the expected dividend yield. Changes to these inputs could result in a significantly higher or lower fair value measurement.

The following weighted-average assumptions were used when valuing our derivative liabilities:

	Three months ended July 31, 2018	Period from May 5, 2017 (Inception) to July 31, 2017
Expected term (in years)	1.0-5.0	0.06 – 5.0
Expected average volatility	180% - 255%	126% - 343%
Expected dividend yield	-	-
Risk-free interest rate	1.65% - 2.85%	1.07% - 2.52%

The following table summarizes the derivative liabilities included in our consolidated balance sheet at July 31, 2018:

Fair Value Measurements Using Significant Observable Inputs (Level 3)
Balance – April 30, 2018	$30,488,655
Addition of new derivatives recognized as debt discounts	325,000
Other addition of new derivatives	634,536
Reclassification of derivatives due to tainted instruments	226,949
Gain on change in fair value of the derivative	(608,699)
Balance - July 31, 2018	$31,066,441

The following table summarizes the loss (gain) on derivative liability included in our consolidated statement of operation for the three months ended July 31, 2018 and the period from May 5, 2017 (inception) to July 31, 2017.

	Three months ended July 31, 2018	Period from May 5, 2017 (Inception) to July 31, 2017
Day-one loss due to derivative liabilities on convertible notes payable and warrants	$634,536	$28,494
Gain on change in fair value of the derivative	(608,699)	(6,490)
Loss on change in fair value of derivative liabilities	$25,837	$22,004

NOTE 10 – INCOME TAXES

The Company is an emerging growth company and, prior to its fiscal quarter ended July 31, 2018, had not generated pre-tax earnings or taxable earnings from its operations. As of the date herein, the ability of the Company to consistently generate future pre-tax earnings or taxable earnings remains uncertain. Accordingly, the Company has not recorded a provision for income taxes in its consolidated financial statements for the periods covered by this quarterly report.

NOTE 11 - RELATED PARTY TRANSACTIONS

Alchemist Holdings, LLC

In connection with the Company’s acquisition of Total Travel Media in May 2017, the Company issued 7,500,000 shares of its Series B Preferred Stock and 7,500,000 shares of its Common Stock Class B to Alchemist Holdings, which is controlled by the Chairman of our Board. In connection with the Company’s acquisition of Four Oceans, the Company issued 50,000,000 shares of its Series A Preferred Stock to Alchemist. The information in Note 1 of Notes to the Consolidated Financial Statements located in ITEM 8 – Financial Statements and Supplementary Data in our Annual Report on Form 10-K for the period from May 5, 2017 (inception) to April 30,2018 is incorporated herein by reference.

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On March 15, 2017, the Company entered into a Consultancy and Marketing Agreement with Alchemist pursuant to which Alchemist provides marketing and consulting services, tools, websites, video production, and event management services to the Company. The Agreement may be terminated by the Company, by giving 14 calendar days written notice of such termination. During the three months ended July 31, 2018, the Company did not incur consulting fees or expenses pursuant to this agreement.

Bear Bull Market Dividends, Inc.

In connection with the Company’s acquisition of Total Travel Media in May 2017, the Company issued 2,500,000 shares of its Series B Preferred Stock and 2,500,000 shares of its Common Stock Class B to Bear Bull, a significant shareholder of Sharing Services. In connection with the Company’s acquisition of Four Oceans, the Company also issued of 20,000,000 shares of its Series A Preferred Stock to Bear Bull and 5,000,000 shares to another shareholder.

NOTE 12 - STOCKHOLDERS’ DEFICIT

Preferred Stock

Series A Convertible Preferred Stock

In May 2018, the Company issued 5,000,000 shares of its Series A Convertible Preferred Stock, in the aggregate, in connection with its previously disclosed acquisition of an equity interest in 561, LLC and America Approved Commercial LLC.

As of July 31, 2018, there were 91,694,540 shares of our Series A Convertible Preferred Stock issued and outstanding.

Series B Convertible Preferred Stock

As of July 31, 2018, there were 10,000,000 shares of our Series B Preferred Stock issued and outstanding.

Series C Convertible Preferred Stock

As of July 31, 2018, there were 3,950,000 shares of our Series C Preferred Stock issued and outstanding.

Common Stock

In June 2018, the Company issued 600,000 shares of its Class A Common Stock at $0.25 per share, in exchange for proceeds of $150,000, in connection with stock subscription agreements. Under the terms of the subscription agreements, the subscribers also acquired warrants to purchase up to 600,000 additional shares of the Company’s Class A Common Stock. The warrants have a term of five years and have a conversion rate equal to 50% of the average of the closing bid price for the Company’s common stock for the 20-day trading period prior to conversion of the warrants.

As of July 31, 2018, there were 56,770,000 shares of our Class A common stock and 10,000,000 shares of our Class B common stock issued and outstanding.

Shares Subscribed

During the three months ended of July 31, 2018, the Company received stock subscriptions for its Class A common stock in the total amount of $40,000.

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Stock Warrants

The following table summarizes information relating to outstanding and exercisable warrants as of July 31, 2018:

	Warrants Outstanding		Warrants Exercisable
Number of	Weighted Average Remaining Contractual	Weighted Average	Number of	Weighted Average
Shares	life (in years) (1)	Exercise Price	Shares	Exercise Price (1)

5,000,000	-	$0.0001	5,000,000	$0.0001
1,910,333	4.8	$0.31	1,910,000	$0.31
333,333	4.2	$0.15	333,333	$0.15

	Number of Warrants	Weighted Average Exercise Price (1)	Weighted Average Remaining Term (1)
Outstanding at April 30, 2018	6,643,333	$0.08	4.7
Granted	600,000	0.31	4.9
Exercised	-	-	-
Expired	-	-	-
Outstanding at July 31, 2018	7,243,333	$0.09	4.7

(1)	In March 2018, the Company granted warrants to purchase 5,000,000 shares of its Series A Preferred Stock, which have no expiration date. In April 2018 and June 2018, the Company granted warrants to purchase 1,310,000 shares and 600,000 shares, respectively, of its common stock at a price determined by the average trading price per share of the Company common stock

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Lease Commitments

In May 2018, Sharing Services entered into an amendment to the lease agreement covering its corporate headquarters in Plano, Texas. Under the terms of the amendment, Sharing Services leased additional office space adjacent to its current corporate offices. The incremental rent expense resulting from this amendment is approximately $10,159 per month, subject to customary rent increases in future years.

Acquisition-related Commitments

On May 15, 2018, Legacy Direct Global, LLC. (“Legacy Direct Global”), a Texas limited liability company and a wholly-owned subsidiary of Sharing Services, Sharing Services, and Legacy Direct, LLC. (the “Seller”) entered into an agreement pursuant to which Legacy Direct Global acquired certain assets and operational businesses and assumed certain liabilities of the Seller (the “Agreement”). In connection with the Agreement, Sharing Services has agreed to issue 100,000 restricted shares of its common stock and 900,000 stock warrants. The stock warrants enable the holders to acquire up to 900,000 restricted shares of Sharing Services’ common stock, subject to the achievement by the acquired business of certain specified performance targets over a period of up to three years. The stock warrants have an exercise price per share equal to 50% of the average 10-day trading price of Sharing Services’ common stock. In June 2018, the Company completed the acquisition. The acquisition involved the purchase of assets with a preliminary value of $83,490.

On July 6, 2018, Sharing Services issued a Binding Letter of Intent (the “Hyten LOI”) where Sharing Services expressed its intent to purchase certain operating assets of Hyten Global LLC (“Hyten”), the owner of certain multi-level marketing (“MLM”) businesses operating principally in the United States and Asia. Under the terms of the Hyten LOI, Sharing Services agreed to provide Hyten a temporary cash advance in the amount of $50,000 and the parties entered into negotiations aimed at completing the asset acquisition transaction within 120 days from the effective date of the Hyten LOI. On July 25, 2018, Sharing Services and Hyten entered into an Asset Purchase Agreement pursuant to which Sharing Services agreed to purchase certain operating assets located in Hong Kong, Taiwan, Thailand, Singapore and South Korea from Hyten. As of August 31, 2018, as provided in the LOI, Sharing Services provided cash advances to Hyten in the aggregate amount of approximately $540,000. Under the terms of the Hyten LOI, Hyten has agreed to repay all loans immediately in the event the parties failed to complete the acquisition transaction. Please see Note 14 below for more information about Hyten.

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Contingencies

Legal Proceedings

The Company from time to time is involved in various claims and lawsuits incidental to the conduct of its business in the ordinary course. We do not believe that the ultimate resolution of these matters will have a material adverse impact on our consolidated financial position, results of operations or cash flows.

Other Contingencies

On October 4, 2017, the Company entered into a Share Exchange Agreement pursuant to which it acquired a 25% equity interest in 561 LLC. Pursuant to the terms of the Share Exchange Agreement, in May 2018, the Company increased its cumulative equity interest in 561 LLC to 40% in exchange for 2,500,000 shares of its Series A Convertible Preferred Stock. Under the terms of the Share Exchange Agreement, the sellers shall be entitled to an additional 2,500,000 shares of our Series A Convertible Preferred Stock when both of the following conditions have been met: (a) one year has passed from the Closing Date and (b) the closing bid price of the Company’s common stock equals or exceeds $5.00 per share, as reported by OTC Markets, Inc. In accordance with GAAP, the Company has not recorded a liability in connection with this contingency.

On October 4, 2017, the Company entered into a Share Exchange Agreement pursuant to which it acquired a 25% equity interest in America Approved Commercial LLC (“AAC”). Pursuant to the terms of the Share Exchange Agreement, in May 2018, the Company increased its cumulative equity interest in AAC to 40% in exchange for 2,500,000 shares of its Series A Convertible Preferred Stock. Under the terms of the Share Exchange Agreement, the sellers shall be entitled to an additional 2,500,000 shares of the Company’s Series A Preferred Stock when both of the following conditions have been met: (a) one year has passed from the Closing Date and (b) the closing bid price of the Company’s common stock equals or exceeds $5.00 per share, as reported by OTC Markets, Inc. In accordance with GAAP, the Company has not recorded a liability in connection with this contingency.

On October 4, 2017, the Company entered into a Share Exchange Agreement pursuant to which it acquired a 40% equity interest in LEH Insurance Group LLC (“LEHIG”) in exchange for 500,000 shares of its Series A Preferred Stock with a deem value of $0.25 per share, or $125,000. Under the terms of the Share Exchange Agreement, the sellers shall be entitled to an additional 500,000 shares of the Company’s Series A Preferred Stock when the following condition has been met: prior to December 31, 2018, LEHIG has booked contracts representing insurance premiums of no less than $500,000. In addition, under the terms of the Stakeholder and Investment Agreement, the sellers shall be entitled to an additional 500,000 shares of the Company’s Series A Preferred Stock when the following condition has been met: prior to December 31, 2018, LEHIG has booked contracts representing insurance premiums of no less than $1,000,000. In accordance with GAAP, the Company has not recorded a liability in connection with this contingency.

NOTE 14 - SUBSEQUENT EVENTS

In connection with the Asset Purchase Agreement discussed above, on August 17, 2018, Sharing Services and Hyten entered into an addendum to the Asset Purchase Agreement (together with the Asset Purchase Agreement, the “Amended Asset Purchase Agreement”) pursuant to which Sharing Services agreed to purchase operating assets of approximately $2.9 million, consisting primarily of intellectual property (including trade names, website domains and multi-level marketing licenses in several countries), proprietary software, security deposits, computer and office equipment and inventory from Hyten. Under the terms of the Amended Asset Purchase Agreement, Sharing Services also agreed to assume up to $570,000 in liabilities of Hyten at the time of the acquisition, subject to the achievement by the acquired operating assets of certain specified performance targets and to other customary conditions. In connection with the Amended Asset Purchase Agreement, Sharing Services has agreed to issue 1,000,000 restricted shares of its common stock and 900,000 stock warrants. The stock warrants enable the holder to acquire up to 900,000 restricted shares of Sharing Services’ common stock, subject to the achievement by the acquired operating assets of certain specified performance targets over a period of up to three years. The stock warrants have an exercise price per share equal to 50% of the average 10-day trading price of Sharing Services’ common stock.

On August 3, 2018, the Company issued 210,000 shares of its Class A Common Stock, par value of $0.0001, at a price of $0.25 for a total value of $52,500 in connection with stock subscription agreements entered into prior to April 30, 2018. Under the terms of the subscription agreements, the subscribers also acquired warrants to purchase up to 210,000 additional shares of the Company’s Class A Common Stock. The warrants have a term of five years and have a conversion rate equal to 50% of the average of the closing bid price for the Company’s common stock for the 20-day trading period prior to conversion of the warrants.

On August 17, 2018, the Company issued 80,000 shares of its Series C Convertible Preferred Stock, par value of $0.0001, at a price of $0.25 for a total value of $20,000 in connection with stock subscription agreements entered into prior to April 30, 2018.

On August 20, 2018, the Company issued 1,250,000 shares of its Series A Convertible Preferred Stock, in the aggregate, in connection with its previously disclosed acquisitions of equity interests in 561, LLC and America Approved Commercial LLC. In addition, on August 20, 2018, the Company issued 250,000 shares of its Series A Convertible Preferred Stock in connection with its previously disclosed acquisition of a 40% equity interests in Medical Smart Care LLC.

On August 28, 2018, the Company issued 104,000 shares of its Class A Common Stock, par value of $0.0001, in exchange for professional services valued at $33,000.

On September 12, 2018, the Company paid $54,997 (including accrued but unpaid interest) to settle in full a convertible note in the principal amount of $50,000 in the ordinary course of its business.

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ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15. FINANCIAL STATEMENTS and exhibits

Documents filed as part of this registration statement:

(a) List of Financial Statements

None.

(b) Exhibits Index

The following exhibits are filed as part of this registration statement or are incorporated herein by reference:

3.1	Amended and Restated Articles of Incorporation of Sharing Service, Inc., which is incorporated herein by reference from Exhibit 3.1.1 to the Company’s Current Report on Form 8-K filed on May 8, 2017

3.2	Bylaws of Sharing Service, Inc., dated April 25, 2015, which is incorporated herein by reference from Exhibit 3.2.1 to the Company’s Current Report on Form 8-K filed on May 8, 2017

4.1	Certificate of Designations of Series A Preferred Stock, which is incorporated herein by reference from Exhibit 3.1.2 to the Company’s Current Report on Form 8-K filed on May 8, 2017

4.2	Certificate of Designations of Series B Preferred Stock, which is incorporated herein by reference from Exhibit 3.1.3 to the Company’s Current Report on Form 8-K filed on May 8, 2017

4.3	Certificate of Designations of Series C Preferred Stock, which is incorporated herein by reference from Exhibit 3.1.4 to the Company’s Current Report on Form 8-K filed on May 8, 2017

4.4	Convertible Promissory Note dated January 22, 2018 issued by Sharing Service, Inc. in favor of RB Capital Partners, Inc., which is incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on January 26, 2018

4.5	Convertible Promissory Note dated February 8, 2018 issued by Sharing Service, Inc. in favor of RB Capital Partners, Inc., which is incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on February 13, 2018

4.6	Convertible Promissory Note dated March 16, 2018 issued by Sharing Service, Inc. in favor of RB Capital Partners, Inc., which is incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on March 23, 2018

4.7	Convertible Promissory Note dated April 13, 2018 issued by Sharing Service, Inc. in favor of RB Capital Partners, Inc., which is incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on April 19, 2018

4.8	Convertible Promissory Note dated May 16, 2018 issued by Sharing Service, Inc. in favor of Power UP Lending Group Ltd., which is incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on June 5, 2018

4.9	Convertible Promissory Note dated July 2, 2018 issued by Sharing Service, Inc. in favor of Power UP Lending Group Ltd., which is incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on July 17, 2018

10.1	Stakeholder and Investment Agreement dated May 21, 2017 by and between Sharing Service, Inc., 212 Technologies and certain individual selling shareholders, which is incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on May 25, 2017

10.2	Share Exchange Agreement dated May 23, 2017 by and between Sharing Service, Inc., Total Travel Media, Inc., and the Equity Holders of Total Travel Media, Inc., which is incorporated herein by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 30, 2017

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10.3	Consulting Agreement dated September 26, 2017 by and between Sharing Service, Inc. and RB Capital Partners, Inc., which is incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on October 2, 2017

10.4	Share Exchange Agreement dated September 29, 2017 by and between Sharing Service, Inc., Four Oceans Holdings, Inc., and the Equity Holders of Four Oceans Holdings, Inc., which is incorporated herein by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 5, 2017

10.5	Share Exchange Agreement dated October 4, 2017 by and between Sharing Service, Inc., 561 LLC, and the Equity Holders of 561 LLC, which is incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on October 10, 2017

10.6	Share Exchange Agreement dated October 4, 2017 by and between Sharing Service, Inc., America Approves Commercial LLC and the Equity Holders of America Approves Commercial LLC, which is incorporated herein by reference from Exhibit 1.2 to the Company’s Current Report on Form 8-K filed on October 10, 2017

10.7	Share Exchange Agreement dated October 4, 2017 by and between Sharing Service, Inc., Medical Smart Care LLC and the Equity Holder of Medical Smart Care LLC, which is incorporated herein by reference from Exhibit 1.3 to the Company’s Current Report on Form 8-K filed on October 10, 2017

10.8	Share Exchange Agreement dated October 4, 2017 by and between Sharing Service, Inc., LEH Insurance Group LLC and the Equity Holder of LEH Insurance Group LLC, which is incorporated herein by reference from Exhibit 1.4 to the Company’s Current Report on Form 8-K filed on October 10, 2017

10.9	Securities Purchase Agreement dated October 10, 2017 by and between Sharing Service, Inc. and UP Lending Group Ltd., which is incorporated herein by reference from Exhibit 1.2 to the Company’s Current Report on Form 8-K filed on October 13, 2017

10.10	Securities Purchase Agreement dated December 15, 2017 by and between Sharing Service, Inc. and Power UP Lending Group Ltd., which is incorporated herein by reference from Exhibit 1.2 to the Company’s Current Report on Form 8-K filed on January 5, 2018

10.11	Employment Agreement dated March 4, 2018 by and between Sharing Service, Inc. and Frank A. Walters, which is incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on March 8, 2018

10.12	Executive Employment Agreement dated February 28, 2018 by and between Sharing Service, Inc. and John Thatch, which is incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K/A filed on March 28, 2018

10.13	Addendum to Executive Employment Agreement dated March 27, 2018 by and between Sharing Service, Inc. and John Thatch, which is incorporated herein by reference from Exhibit 1.2 to the Company’s Current Report on Form 8-K/A filed on March 28, 2018

10.14	Contractor Agreement dated April 12, 2018 by and between Sharing Service, Inc. and Robert Oblon, which is incorporated herein by reference from Exhibit 1.2 to the Company’s Current Report on Form 8-K filed on April 19, 2018

10.15	Investment Agreements dated March 15, 2018, March 19, 2018, March 22, 2018 and April 24, 2918 by and between Sharing Service, Inc. and Direct Cellars, LLC., which are incorporated herein by reference from Exhibit 1.1, Exhibit 1.2, Exhibit 1.3 and Exhibit 1.4 to the Company’s Current Report on Form 8-K filed on May 9, 2018

10.16	Contractor Agreement dated April 26, 2018 by and between Sharing Service, Inc. and Jordan Brock, which is incorporated herein by reference from Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 23, 2018

10.17	Securities Purchase Agreement dated May 16, 2018 by and between Sharing Service, Inc. and Power UP Lending Group Ltd., which is incorporated herein by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 5, 2018

10.18	Asset Purchase Agreement dated May 15, 2018 by and between Legacy Direct Global, LLC., Sharing Service, Inc. and Legacy Direct, LLC., which is incorporated herein by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 8, 2018

10.19

Securities Purchase Agreement dated July 2, 2018 by and between Sharing Service, Inc. and Power UP Lending Group Ltd., which is incorporated herein by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on July 17, 2018

10.20	Form of Elepreneurs Agreement, which is incorporated herein by reference from Exhibit 10.20 to the Company’s Registration Statement on Form 10, Amendment #1, filed on December 13, 2018

10.21	Elepreneurs Super Affiliate Marketing Plan, which is incorporated herein by reference from Exhibit 10.21 to the Company’s Registration Statement on Form 10, Amendment #1, filed on December 13, 2018

21.1	List of Subsidiaries of Sharing Services, Inc., which is incorporated herein by reference from Exhibit 21.1 to the Company’s Registration Statement on Form 10, Amendment #1, filed on December 13, 2018

*Included herewith

† Certain schedules and exhibits have been omitted pursuant to Item 601(b) (2) of Regulation S-K. The Registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 3rd day of May 2019.

SHARING SERVICES, INC.
(Registrant)

By:	/s/ John Thatch
John Thatch
President, Chief Executive Officer and Director

By:	/s/ Frank A. Walters
Frank A. Walters
Secretary, Chief Financial Officer and Director

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